RCS Capital Corporation and Subsidiaries Exhibit 99.1
Index to Consolidated Financial Statements
December 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
RCS Capital Corporation and Subsidiaries
We previously audited and reported on the consolidated statements of financial condition of RCS Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, prior to their restatement for the 2014 acquisition of First Allied Holdings Inc. (“First Allied”), which was a reorganization of entities under common control and therefore accounted for in a manner similar to a pooling of interests. The contribution of RCS Capital Corporation and Subsidiaries to assets, revenues, and net income represented 33 percent, 91 percent, and 100 percent of the respective restated totals. Separate financial statements of First Allied Holdings Inc. included in the restated consolidated statement of financial condition as of December 31, 2013, and consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the period September 25, 2013 to December 31, 2013 were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated statement of financial condition as of December 31, 2013, statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, after restatement for the acquisition of First Allied; in our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of the notes to consolidated financial statements.

/s/ WeiserMazars LLP
New York, New York
September 29, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
First Allied Holdings Inc.
We have audited the consolidated balance sheet of First Allied Holdings Inc., as of December 31, 2013 and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from September 25, 2013 to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Allied Holdings Inc. at December 31, 2013, and the results of its operations and its cash flows for the period from September 25, 2013 to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Richmond, Virginia
February 27, 2014

RCS CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands, except shares presented at par value)

	December 31,
	2013(1)	2012
Assets
Cash and cash equivalents	$70,059	$12,683
Available-for-sale securities	8,528	—
Trading securities	7,708	—
Receivables:
Fees and commissions
Due from related parties	1,072	1,176
Due from non-related parties	13,565	179
Reimbursable expenses
Due from related parties	18,772	1,490
Due from non-related parties	584	61
Investment banking fees (related party)	21,420	—
Receivables from broker dealers, clearing organizations and other	4,383	—
Due from RCAP Holdings and related parties	8,151	—
Prepaid expenses and other assets	4,139	509
Notes receivable (net of allowance of $424 and $0, respectively)	13,270	—
Property and equipment (net of accumulated depreciation of $350 and $48, respectively)	1,883	113
Intangible assets (net of accumulated amortization of $1,892 and $0, respectively)	83,005	—
Goodwill	79,986	—
Total assets	$336,525	$16,211

Liabilities and Stockholders’ Equity
Payable to broker dealers	$1,259	$5,007
Commissions payable	17,440	2,762
Accrued expenses and accounts payable:
Due to related parties	5,894	—
Due to non-related parties	31,602	2,716
Deferred revenue
Due to related parties	2,567	—
Due to non-related parties	1,602	—
Other liabilities	758	—
Net deferred tax liability	23,567	—
Contingent consideration	2,180	—
Term loan and line of credit	33,302	—
Total liabilities	120,171	10,485
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 13,764,929 issued and outstanding as of December 31, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	14	—
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 24,000,000 issued and outstanding as of December 31, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	24	—
Additional paid-in capital	180,528	—
Accumulated other comprehensive loss	(46)	—
Retained earnings	1,164	—
Member’s equity	—	5,726
Total stockholders’ equity	181,684	5,726
Non-controlling interest	34,670	—
Total liabilities and equity	$336,525	$16,211
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	Year Ended December 31,
	2013(1)	2012	2011
Revenues:
Selling commissions:
Related party products	$400,560	$161,370	$82,397
Non-related party products	116,074	19,111	22,996
Dealer manager fees:
Related party products	227,420	94,761	56,935
Non-related party products	56,381	10,100	10,820
Retail commissions	47,936	—	—
Investment banking advisory services:
Related party products	45,484	—	—
Non-related party products	—	925	—
Advisory and asset-based fees	38,996	—	—
Transfer agency revenue (related party)	8,667	—	—
Services revenue:
Related party products	24,968	970	1,374
Non-related party products	492	54	368
Reimbursable expenses:
Related party products	6,375	186	115
Non-related party products	100	(25)	16
Other	1,614	45	(292)
Total revenues	975,067	287,497	174,729

Expenses:
Third-party commissions:
Related party products	395,859	161,399	82,301
Non-related party products	115,610	19,111	22,967
Third-party reallowance:
Related party products	63,964	24,385	11,788
Non-related party products	19,462	2,464	3,139
Retail commissions and advisory	69,009	—	—
Internal commissions, payroll and benefits	128,457	45,865	29,174
Conferences and seminars	26,997	14,938	12,135
Travel	8,213	6,235	5,942
Marketing and advertising	8,575	2,680	303
Professional fees:
Related party expense allocations	930	8	246
Non-related party expenses	5,296	1,559	1,672
Data processing	7,920	—	—
Management fee	5,996	—	—
Transaction costs	4,587	—	—
Service, sub-advisor and mutual fund expense	2,426	—	—
Other:
Related party expense allocations	2,529	727	816
Non-related party expenses	9,379	714	504
Total expenses	875,209	280,085	170,987
Income before taxes	99,858	7,412	3,742
Provision for income taxes	1,843	—	—
Net income	98,015	7,412	3,742
Less: net income attributable to non-controlling interests	95,749	7,412	3,742
Net income attributable to RCS Capital Corporation	$2,266	$—	$—
Per Share Data	June 10, 2013 to December 31, 2013
Net income per share attributable to Class A common stockholders (Note 14)
Basic	$0.29
Diluted	$0.28

Weighted-average basic shares of Class A common stock	7,885,186
Weighted-average diluted shares of Class A common stock	8,025,208
Cash dividend declared per share of Class A common stock	$0.54
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	Year Ended December 31,
	2013(1)	2012	2011
Net income	$98,015	$7,412	$3,742
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(489)	—	—
Total other comprehensive loss, net of tax	(489)	—	—
Total comprehensive income	97,526	7,412	3,742
Less: Net comprehensive income attributable to non-controlling interests	95,306	7,412	3,742
Net comprehensive income attributable to RCS Capital Corporation	$2,220	$—	$—
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Equity
(Dollars in thousands, except share amounts)

		Class A Common Stock		Class B Common Stock
	Number of Shares (unclassified)	Number of Shares	Par value	Number of Shares	Par value	Additional Paid-In Capital		Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non-Controlling Interest	Member’s Equity	Stockholders’ Equity and Non-controlling Interest
Balance, December 31, 2010	—	—	$—	—	$—	$—		$—	$—	$—	$—	$3,167	$3,167
Net Income	—	—	—	—	—	—		—	—	—	—	3,742	3,742
Contributions	—	—	—	—	—	—		—	—	—	—	9,520	9,520
Distributions	—	—	—	—	—	—		—	—	—	—	(13,561)	(13,561)
Balance, December 31, 2011	—	—	—	—	—	—		—	—	—	—	2,868	2,868

Net Income	—	—	—	—	—	—		—	—	—	—	7,412	7,412
Contributions	—	—	—	—	—	—		—	—	—	—	3,646	3,646
Distributions	—	—	—	—	—	—		—	—	—	—	(8,200)	(8,200)
Balance, December 31, 2012	—	—	—	—	—	—		—	—	—	—	5,726	5,726

Net income (loss)	—	—	—	—	—	—		(165)	—	(165)	—	47,619	47,454
Issuance of common stock	100	—	—	—	—	—	(a)	—	—	—	—	—	—
Distributions	—	—	—	—	—	—		—	—	—	—	(19,650)	(19,650)
Balance, June 9, 2013	100	—	—	—	—	—		(165)	—	(165)	—	33,695	33,530

Issuance of common stock, net of offering costs	—	2,500,000	3	—	—	43,624		—	—	43,627	—	—	43,627
Reorganization	(100)	—	—	24,000,000	24	—	(b)	165	—	189	33,506	(33,695)	—
Equity-based compensation (OPP)	—	—	—	—	—	—		—	—	—	492	—	492
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	—	—		—	(46)	(46)	(443)	—	(489)
Shares issued in connection with the First Allied acquisition	—	11,264,929	11	—	—	137,152		—	—	137,163	—	—	137,163
Net income	—	—	—	—	—	—		2,266	—	2,266	48,295	—	50,561
Distributions to non-controlling interests	—	—	—	—	—	—		—	—	—	(47,180)	—	(47,180)
Dividends declared on Class A common stock	—	—	—	—	—	(248)		(1,102)	—	(1,350)	—	—	(1,350)
Balance, December 31, 2013 (c)	—	13,764,929	$14	24,000,000	$24	$180,528		$1,164	$(46)	$181,684	$34,670	$—	$216,354
_____________________
(a) Represents the initial 100 shares of $0.01 par value common stock issued to RCAP Holdings for $100.00, but due to rounding, $1.00 of par value and $99.00 of additional paid-in capital do not appear in the consolidated statement of changes in stockholders’ equity.
(b) Represents the reversal of the initial $1.00 aggregate par value common stock and related $99.00 additional paid-in capital.
(c) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

See Notes to Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2013(1)	2012	2011
Cash flows from operating activities:
Net income	$98,015	$7,412	$3,742

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets and depreciation	2,218	31	12
Equity-based compensation	1,268	—	—
Deferred income taxes	(416)	—	—
Loss on the sale of available-for-sale securities	59	—	—
Deferred income tax on the unrealized loss of available-for-sale securities	21	—	—
Change in fair value of trading securities	138	—	—
Loss on investment	—	—	300
Amortization of notes receivable	573	—	—
Loss on the disposal of equipment	124	—	—

Increase (decrease) resulting from changes in:
Purchases of trading securities	(5,854)	—	—
Receivables:
Selling commissions and dealer manager fees:
Due from related parties	104	(1,024)	120
Due from non-related parties	257	(96)	250
Reimbursable expenses:
Due from related parties	(17,282)	(1,011)	1,450
Due from non-related parties	(523)	(33)	161
Due from broker dealers, clearing organizations and other	1,449	—	—
Investment banking fees (related party)	(21,420)	—	—
Notes and loan receivable	(6,557)	77	(17)
Collections of notes receivable	265	—	—
Due from RCAP Holdings and related parties	(7,156)	—	—
Prepaid expenses and other assets	(122)	99	(396)
Payable to broker-dealers	(3,748)	4,158	(1,814)
Commissions payable	2,944	—	—
Accrued expenses and accounts payable:
Due to related parties	16,736	—	—
Due to non-related parties	(14,848)	3,789	28
Deferred revenue (related party)
Due to related parties	2,567	—	—
Due to non-related parties	(1,101)	—	—
Net cash provided by operating activities	47,711	13,402	3,836

Cash flows from investing activities:
Purchases of available-for-sale securities	(10,097)	—	—
Proceeds from the sale of available-for-sale securities	1,000	—	—
Purchase of property and equipment	(685)	(106)	(11)
First Allied cash acquired	40,693	—	—
Net cash provided by (used) in investing activities	30,911	(106)	(11)

Cash flows from financing activities:
Proceeds from issuance of long-term loans	4,502	—	—
Payments on long-term debt	(1,645)	—	—
Proceeds from issuance of common stock	50,000	—	—
Payments of offering costs and fees related to the stock issuance	(6,373)	—	—
Contributions	—	3,646	9,519
Distributions to non-controlling interest holders	(47,180)	—	—
Distributions to members	(19,650)	(8,200)	(13,560)
Dividends paid	(900)	—	—
Net cash used in financing activities	(21,246)	(4,554)	(4,041)

Net increase (decrease) in cash	57,376	8,742	(216)
Cash and cash equivalents, beginning of period	12,683	3,941	4,157
Cash and cash equivalents, end of period	$70,059	$12,683	$3,941

Supplemental disclosures:
Cash paid for interest	$442	$—	$—
Cash payments for income taxes	$203	$—	$—
Dividends declared but not yet paid	$450	$—	$—
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
See Notes to Consolidated Financial Statements.

RCS Capital Corporation and Subsidiaries
December 31, 2013

1. Organization and Description of the Company
RCS Capital Corporation (“we”, “us”, our company” or the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, originally named 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation. The Company was initially formed to hold Realty Capital Securities, LLC (“Realty Capital Securities”), RCS Advisory Services, LLC (“RCS Advisory”) and American National Stock Transfer, LLC (“ANST”) (together known as the “Original Operating Subsidiaries”) and to grow business lines under the Original Operating Subsidiaries.
On June 10, 2013, the Company closed its initial public offering (the “IPO”) of Class A common stock, par value $0.001 per share (Class A common stock”), in which it sold 2,500,000 shares of Class A common stock at $20.00 per share, resulting in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. Class A common stock entitles holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Holders of Class A common stock hold 100% of the economic rights and a portion of the voting rights of the Company. Concurrently with the closing of the IPO on June 10, 2013, the Company underwent a reorganization, in which RCAP Holdings, LLC (“RCAP Holdings”) received 24,000,000 shares of Class B common stock, par value $0.001 per share (“Class B common stock”), in exchange for 100 unclassified shares in the Company previously purchased by RCAP Holdings.
Concurrently with the commencement of the IPO, the Original Operating Subsidiaries also underwent a reorganization, (the “subsidiary reorganization”) in which a new class of operating subsidiary units called “Class A Units,” which entitle the holders thereof to voting and economic rights, were issued to the Company, and a new class of operating subsidiary units called “Class B Units,” which entitle the holder thereof to economic rights but not voting rights, were issued to RCAP Holdings. Also created were “Class C Units” and “LTIP Units.” After the subsidiary reorganization and IPO, through their ownership of Class A Units and Class B Units, the Company owned a 9.4% economic interest in the Original Operating Subsidiaries and RCAP Holdings owned a 90.6% economic interest in the Original Operating Subsidiaries. Prior to the subsidiary reorganization and IPO, RCAP Holdings held a 100% interest in each of the Original Operating Subsidiaries and the Company.
Upon completion of the subsidiary reorganization and the IPO in June of 2013, the Company became the managing member of the Original Operating Subsidiaries and the Company assumed the exclusive right to manage and conduct the business and affairs of the Original Operating Subsidiaries and to take any and all actions on their behalf in such capacity. As a result, the Company consolidates the financial results of the Original Operating Subsidiaries with its own financial results. Net profits and net losses of the Original Operating Subsidiaries are allocated to their members pro rata in accordance with the respective percentages of their membership interests in the Original Operating Subsidiaries. Because the Company and the Original Operating Subsidiaries were under common control at the time of the subsidiary reorganization, the Company’s acquisition of control of the Original Operating Subsidiaries was accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, the operating results of the Original Operating Subsidiaries have been included in the Company’s consolidated financial statements from the date of common control.
Realty Capital Securities, a limited liability company organized in Delaware, is a wholesale broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is the securities broker-dealer for proprietary products sponsored by AR Capital, LLC (an affiliate) and its affiliates, consisting primarily of non-traded real estate investment trusts (“REITs”), as well as a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund and, from time to time, programs not sponsored by AR Capital, LLC. Realty Capital Securities also provides investment banking advisory services and capital markets services to related and non-related party issuers of public securities in connection with strategic alternatives related to potential liquidity events and other transactions. Realty Capital Securities markets securities throughout the United States by means of a national network of selling group members consisting of unaffiliated broker-dealers and their registered representatives.
RCS Advisory was organized in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. RCS Advisory provides a range of services to alternative investment programs and other investment vehicles, including offering registration and blue sky filings advice with respect to SEC and FINRA registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.
ANST was organized in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by AR Capital, LLC, effective March 1, 2013. ANST provides transfer agency services through third-party service providers.

RCS Capital Corporation and Subsidiaries
December 31, 2013

On June 30, 2014, RCAP Holdings contributed all its equity interests in First Allied Holdings Inc. (“First Allied”) to the Company. First Allied is a holding company. At December 31, 2013, First Allied’s primary operating subsidiaries included First Allied Securities, Inc. (“FAS”) and First Allied Advisory Services, Inc. (“FAAS”), First Allied Asset Management, Inc. (“FAAM”), FASI Insurance Services, Inc. (“FAIS”) and First Allied Retirement Services, Inc. (“FARS”). First Allied acquired Legend Group Holdings LLC which was a holding company and sole owner of Advisory Services Corporation (“ASC”), Legend Advisory Corporation (“LAC”) and Legend Equities Corporation (“LEC”), which together form the Legend Group, all of which are wholly owned.
On September 25, 2013, First Allied was acquired by RCAP Holdings. Following the transaction, First Allied and all of their subsidiaries continue to operate autonomously under the current management structure and respective brands.
FAS is a registered broker-dealer and member of FINRA and is also a registered investment adviser pursuant to the Investment Advisers Act of 1940. FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares, alternative investment products, and insurance products. FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions.
FAAS is a registered investment adviser pursuant to the Investment Advisers Act of 1940. FAAS provides investment management through brokerage accounts as well as variable annuity sub-accounts.
FAAM is a registered investment adviser pursuant to the Investment Advisers Act of 1940 and is an independent money management company. FAIS is an independent insurance agency. FARS is a third-party pension administrator handling both defined benefit and defined contribution plans.
LEC is a broker-dealer registered with the SEC and a member of FINRA. In addition, LEC is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC enters into securities and insurance transactions in its capacity as an agent for customers. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. LEC has an agreement with a non-affiliated clearing broker to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain record-keeping functions.
As consideration for the contribution, 11,264,929 shares of Class A common stock were issued to RCAP Holdings. First Allied was acquired by RCAP Holdings through a merger transaction on September 25, 2013 for an effective cost of $177.0 million, consisting of $145.0 million in merger consideration (including exchangeable notes issued by RCAP Holdings in the initial aggregate principal amount of $26.0 million (the “First Allied notes”)) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger.
The number of shares issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the one-day volume weighted average price (“VWAP”), of Class A common stock on January 15, 2014, the day prior to the announcement of the signing of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied established by the Company’s board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The value of the shares of Class A common stock issued by the Company as consideration in the First Allied acquisition was $239.2 million, based on the closing price for Class A common stock of $21.23 per share on June 30, 2014, the date of the consummation of the contribution. Accordingly, the effective cost to the Company for the First Allied acquisition was $271.2 million (including 32.0 million of First Allied indebtedness), which is $94.2 million more than the effective cost to RCAP Holdings for First Allied on September 25, 2013 under the terms of the original First Allied merger agreement. As of September 25, 2013, the date of common control, the Company recorded $137.2 million of net assets related to First Allied as a result of the contribution.
In addition, following consummation of the contribution, $32.0 million of First Allied indebtedness was outstanding. On July 28, 2014, the First Allied outstanding indebtedness was repaid by the Company as required by the terms of the bank facilities (the “Bank Facilities”) the Company entered into in connection with the financings the Company entered into in connection with the closing of the acquisition of Cetera (the “Cetera financings”) on April 29, 2014.

RCS Capital Corporation and Subsidiaries
December 31, 2013

The Company’s acquisition of First Allied was accounted for at historical cost in a manner similar to a pooling-of-interest accounting because First Allied and the Company were under the common control of RCAP Holdings at the time of the acquisition of First Allied by RCAP Holdings. The Company has presented these recast consolidated financial statements, including the elimination of transactions between the Company and First Allied, to reflect the results of operations and financial position of First Allied as if the Company had acquired it on September 25, 2013, the date that First Allied was acquired by RCAP Holdings. The acquisition of First Allied by RCAP Holdings was accounted for by RCAP Holdings using the purchase method of accounting; therefore, the purchase price was allocated to First Allied’s assets and liabilities at fair value and any excess purchase price was then attributed to intangible assets and goodwill. When the Company acquired First Allied from RCAP Holdings, no additional intangible assets or goodwill were recorded.
The table below presents the impact of First Allied on the Company’s statement of financial condition as of December 31, 2013 (in thousands):

	RCS Capital Corporation (as reported)	First Allied	Reclassifications and Eliminations	RCS Capital Corporation (as recast)
Total assets	$111,127	$225,623	$(225)	$336,525
Total liabilities	31,601	88,795	(225)	120,171
Stockholders’ equity	44,856	136,828	—	181,684
Non-controlling interest	34,670	—	—	34,670
Total liabilities and equity	$111,127	$225,623	$(225)	$336,525
The table below presents the impact of First Allied on the Company’s results of operations for the year ended December 31, 2013 (in thousands):

	RCS Capital Corporation (as reported)	First Allied(1)	Reclassifications and Eliminations	RCS Capital Corporation (as recast)
Total revenues	$886,495	$95,171	$(6,599)	$975,067
Total expenses	785,943	95,865	(6,599)	875,209
Income (loss) before taxes	100,552	(694)	$—	99,858
Provision for income taxes	2,202	(359)	—	1,843
Net income	98,350	(335)	—	98,015
(1) Reflects the results of operations of First Allied from September 25, 2013 through December 31, 2013.
2. Recent and Pending Acquisitions
Subsequent to December 31, 2013, the Company completed the acquisitions of Cetera Financial Holdings, Inc. (“Cetera”), Summit Financial Services Group, Inc. (“Summit”), J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC (collectively, “J.P. Turner”), Hatteras Funds Group (“Hatteras”), First Allied Holdings Inc. (“First Allied”), Investors Capital Holdings, Ltd. (“ICH”) and Validus/Strategic Capital Partners, LLC (“StratCap”). The Company also entered into agreements to acquire VSR Group, Inc. (“VSR”), Girard Securities, Inc. (“Girard”) and Docupace Technologies, LLC (“Docupace”), and these acquisitions are pending. The resulting goodwill associated with the recent acquisitions is made up of synergies related to higher strategic partner and financial advisor revenues as well as expense synergies associated with back office management, technology efficiencies, savings from the consolidation of the Company’s clearing platforms, the elimination of duplicative public company expenses and other factors. The Company also completed the acquisition of the assets of Trupoly, Inc. (“Trupoly”), which will be integrated into the Company’s new crowdfunding investment platform. The Company’s supplemental pro forma results of operations for these acquisitions are presented below for the years ended December 31, 2013 and 2012. The supplemental pro forma results of operations for the year ended December 31, 2011 are not presented because the financial statements of certain of companies which were acquired by companies which the Company subsequently acquired were not available.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Details of each recent and pending acquisition are as follows:
Cetera Financial Holdings
On April 29, 2014, the Company completed the acquisition of Cetera. The purchase price was $1.15 billion (subject to certain adjustments); the Company paid $1.13 billion in cash after adjustments. Cetera is a financial services holding company formed in 2010 that provides independent broker-dealer services and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors, Cetera Advisor Networks, Cetera Investment Services and Cetera Financial Specialists. The acquisition, including related costs, was financed with a $575.0 million senior secured first lien term loan, a $150.0 million senior secured second lien term loan, the issuance of $120.0 million (face value) convertible notes and $270.0 million (aggregate stated liquidation value) of convertible preferred securities and cash on hand.
The preliminary assignment of the total consideration for the Cetera acquisition as of the date of the acquisition was as follows (in thousands):

Cash and cash equivalents	$241,641
Cash and segregated securities	7,999
Trading securities	741
Receivables	49,883
Property and equipment	20,079
Prepaid expenses	15,083
Deferred compensation plan investments	76,010
Notes receivable	45,175
Other assets	36,553
Accounts payable	(94,074)
Accrued expenses	(32,421)
Other liabilities	(112,979)
Deferred compensation plan accrued liabilities	(75,294)
Total fair value excluding goodwill and intangible assets	178,396
Goodwill	259,646
Intangible assets	942,991
Deferred tax liability	(248,291)
Total consideration	$1,132,742
Approximately $20.0 million of the goodwill from Cetera’s historic pre-acquisition goodwill is deductible for income tax purposes.
The total Cetera consideration consisted of the following (in thousands):

Cash paid by the Company	$1,132,742
Adjustments	17,258
Total adjusted purchase price	$1,150,000
The Company’s supplemental pro forma results of operations for Cetera for the years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$1,123.9	$985.9
Loss before taxes	(116.8)	(131.1)
The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Summit Financial Services Group
On June 11, 2014, the Company completed the acquisition of Summit. Summit was a public company that had financial advisors providing securities brokerage and investment retail advice in the United States with its common stock listed on the OTC Markets Group, Inc. under the symbol “SFNS.”
Pursuant to the merger agreement, each share of Summit common stock issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive $1.588 in merger consideration, which consisted of cash and Class A common stock. Summit shareholders who received merger consideration were also entitled to receive the pro rata portion of certain tax refunds generated after the closing of the merger as a result of certain net operating losses expected to be incurred by Summit in 2014 and which were not acquired by the Company pursuant to the merger agreement. The aggregate amount of these refunds is currently estimated to be approximately $2.5 million, or approximately $0.06 per share of Summit common stock, and will be paid (without interest) no later than June 30, 2015.
As consideration in the merger, the Company issued 498,884 shares of Class A common stock pursuant to a registration statement on Form S-4 and paid consideration in cash of $38.6 million, which does not include cash distributed by Summit to its shareholders. The aggregate consideration paid was $46.7 million which is inclusive of the cash distributed by Summit.
The preliminary assignment of the total consideration for the Summit acquisition as of the date of the acquisition was as follows (in thousands):

Cash and cash equivalents	$13,353
Receivables	3,147
Property and equipment	362
Prepaid expenses	1,531
Notes receivable	1,585
Other assets	3
Accounts payable	(7,465)
Accrued expenses	(3,099)
Total fair value excluding goodwill and intangible assets	9,417
Goodwill	28,997
Intangible assets	31,240
Deferred tax liability	(12,496)
Total consideration	$57,158
All of the goodwill from the Summit acquisition is deductible for income tax purposes.
The total Summit consideration consisted of the following (in thousands):

Cash paid by the Company	$46,727
Stock issued by the Company	10,431
Total consideration	$57,158
The Company’s supplemental pro forma results of operations for Summit for the years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$82.8	$71.7
Income (loss) before taxes	0.7	(0.2)
The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.

RCS Capital Corporation and Subsidiaries
December 31, 2013

J.P. Turner & Company
On June 12, 2014, the Company completed the acquisition of J.P. Turner for cash in the aggregate amount of $12.8 million, subject to post-closing adjustments, plus 239,362 shares of Class A common stock. J.P. Turner is a retail broker-dealer and investment adviser which also offers a variety of other services, including investment banking.
Pursuant to the purchase agreement, on June 12, 2015 (the one-year anniversary of the closing date of the J.P. Turner purchase), the Company will make an additional aggregate cash payment of $7.6 million to the sellers and issue to the sellers an aggregate number of shares of Class A common stock equal to (i) $3.2 million divided by (ii) the average of the per share closing price of Class A common stock for the five trading days ending on the trading day immediately prior to June 12, 2015.
 Pursuant to the purchase agreement, the Company also has agreed to make earn-out payments to the sellers with respect to each of the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016, based on the achievement of certain agreed-upon revenue or earnings before interest, taxes and depreciation and amortization (“EBITDA”) performance targets in those years (subject to an annual combined minimum performance hurdle of 8.0% and an annual dollar cap of $2.5 million). Each earn-out payment, if any, will be made by the Company 50% in cash and 50% in the form of Class A common stock (unless the sellers elect to receive a greater amount of Class A common stock). The Company recorded a liability at fair value of $12.7 million as of June 30, 2014, related to contingent and deferred payments. The fair value was determined by an independent third-party valuation firm, which was reviewed by the Company, using probability weightings and discounted cash flow analysis.
The preliminary assignment of the total consideration for the J.P. Turner acquisition as of the date of the acquisition was as follows (in thousands):

Cash and cash equivalents	$10,171
Receivables	712
Property and equipment	232
Prepaid expenses	892
Notes receivable	1,660
Other assets	2,171
Accounts payable	(1,710)
Accrued expenses	(8,543)
Other liabilities	(656)
Total fair value excluding goodwill and intangible assets	4,929
Goodwill	11,265
Intangible assets	14,200
Total consideration	$30,394
All of the goodwill from the J.P. Turner acquisition is deductible for income tax purposes.
The total J.P. Turner consideration consisted of the following (in thousands):

Cash paid by the Company	$12,786
Stock issued by the Company	4,860
Contingent and deferred consideration	12,748
Total consideration	$30,394
The Company’s supplemental pro forma results of operations for J.P. Turner for the years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$57.8	$63.2
Loss before taxes	(5.0)	(0.3)

RCS Capital Corporation and Subsidiaries
December 31, 2013

The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.
Hatteras Funds Group
On June 30, 2014, the Company completed the purchase of substantially all the assets related to the business and operations of Hatteras and assumed certain liabilities of Hatteras. Hatteras was a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC.
Pursuant to the purchase agreement, the aggregate initial purchase price paid by the Company was $40.0 million (subject to certain adjustments for net working capital, net assets under management and consolidated pre-tax net income) payable as follows: (A) 75.0% was paid on the closing date of the Hatteras acquisition; (B) 7.5% will be payable on June 30, 2015, the first anniversary of the closing date of the Hatteras acquisition; (C) 7.5% will be payable on June 30, 2016, the second anniversary of the closing date of the Hatteras acquisition; and (D) 10.0% will be payable on June 30, 2017, the third anniversary of the closing date of the Hatteras acquisition. Additionally, pursuant to the purchase agreement, the Company will pay additional consideration calculated and payable based on the consolidated pre-tax net operating income generated by the businesses of the Hatteras Funds Group in the fiscal years ending December 31, 2016 and December 31, 2018. The Company recorded a liability at fair value of $34.3 million as of June 30, 2014, related to contingent and deferred payments. The fair value was determined by an independent third-party valuation firm, which was reviewed by the Company, using projected pre-tax net income and discounted cash flow analysis.
The preliminary assignment of the total consideration for the Hatteras acquisition as of the date of the acquisition was as follows (in thousands):

Cash and cash equivalents	$805
Receivables	7,747
Property and equipment	192
Prepaid expenses	326
Other assets	120
Accounts payable	(3,721)
Accrued expenses	(5,277)
Total fair value excluding goodwill and intangible assets	192
Goodwill	15,348
Intangible assets	48,770
Total consideration	$64,310
All of the goodwill from the Hatteras acquisition is deductible for income tax purposes.
The total Hatteras consideration consisted of the following (in thousands):

Cash paid by the Company	$30,000
Contingent and deferred consideration	34,310
Total consideration	$64,310
The Company’s supplemental pro forma results of operations for Hatteras for the years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$47.6	$41.9
Income before taxes	1.4	1.2
The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.

RCS Capital Corporation and Subsidiaries
December 31, 2013

First Allied Holdings
On June 30, 2014, RCAP Holdings contributed all its equity interests in First Allied to the Company. As consideration for the contribution, 11,264,929 shares of Class A common stock were issued to RCAP Holdings. First Allied is an independent broker-dealer with financial advisors in branch offices across the United States. First Allied was acquired by RCAP Holdings through a merger transaction on September 25, 2013 for an effective cost of $177.0 million, consisting of $145.0 million in merger consideration (including exchangeable notes issued by RCAP Holdings in the initial aggregate principal amount of $26.0 million (the “First Allied notes”)) paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger.
The number of shares issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the one-day volume weighted average price (“VWAP”), of Class A common stock on January 15, 2014, the day prior to the announcement of the signing of the Cetera merger agreement. The value of $207.5 million for the equity of First Allied established by the Company’s board of directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including First Allied notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The value of the shares of Class A common stock issued by the Company as consideration in the First Allied acquisition was $239.2 million, based on the closing price for Class A common stock of $21.23 per share on June 30, 2014, the date of the consummation of the contribution. Accordingly, the effective cost to the Company for the First Allied acquisition was $271.2 million (including $32.0 million of First Allied indebtedness), which is $94.2 million more than the effective cost to RCAP Holdings for First Allied on September 25, 2013 under the terms of the original First Allied merger agreement. As of September 25, 2013, the date of common control, the Company recorded $137.2 million of net assets related to First Allied as a result of the contribution.
In addition, following consummation of the contribution, $32.0 million of First Allied indebtedness was outstanding. On July 28, 2014, the First Allied outstanding indebtedness was repaid by the Company as required by the terms of the bank facilities (the “Bank Facilities”) the Company entered into in connection with the financings we entered into in connection with the closing of the acquisition of Cetera (the “Cetera financings”) on April 29, 2014.
The Company’s acquisition of First Allied was accounted for at historical cost in a manner similar to a pooling-of-interest accounting because First Allied and the Company were under the common control of RCAP Holdings at the time of the acquisition of First Allied by RCAP Holdings. See Note 1 for additional detail.
Approximately $0.4 million of the goodwill from First Allied’s historic pre-acquisition goodwill is deductible for income tax purposes.
The Company’s supplemental pro forma results of operations for First Allied for the full years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$330.0	$301.2
Income (loss) before taxes	0.6	(1.2)
The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.
Validus/Strategic Capital Partners
On August 29, 2014, the Company completed the acquisition of StratCap. StratCap, through its subsidiaries, is a wholesale distributor of alternative investment programs. StratCap’s subsidiaries distribute a platform of offerings consisting of two non-traded REITS, a non-traded BDC and two public non-traded limited liability companies. StratCap holds minority interests in four of the investment programs that it distributes, and is a joint venture partner along with the sponsor to the fifth investment program.
The aggregate consideration was $75.4 million. The Company issued 464,317 shares of Class A common stock and paid aggregate consideration in cash of $65.4 million. The Company will also pay $10.0 million in cash 90 days after the closing plus earn-out payments in 2015 and 2016 based on the achievement of certain agreed-upon EBITDA performance targets.

RCS Capital Corporation and Subsidiaries
December 31, 2013

In accordance with accounting principles generally accepted in the United States, the Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The Company is in the process of engaging an independent appraisal expert to conduct the purchase price allocation; therefore, information regarding the amount, types of and useful lives of the intangibles are unknown at the time of this filing. All items will be finalized once additional information is received.
The Company’s supplemental pro forma results of operations for StratCap for the years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$66.2	$19.5
Loss before taxes	(10.9)	(15.2)
The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.
Investors Capital Holdings
On July 11, 2014, the Company completed the acquisition of ICH. ICH was a public company with its common stock listed on the NYSE MKT under the symbol “ICH”. ICH provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance as well as investment advisory and asset management services.
The aggregate consideration was $52.5 million. The Company issued 2,029,261 shares of Class A common stock pursuant to a registration statement on Form S-4 and paid aggregate consideration in cash of $8.4 million.
The preliminary assignment of the total consideration for the ICH acquisition as of the date of the acquisition was as follows (in thousands):

Cash	$6,881
Short term investments and securities owned	499
Receivables	8,203
Property and equipment	32
Other assets	6,363
Accounts payable and accrued expenses	(1,922)
Other liabilities	(7,593)
Notes payable and long-term debt	(2,918)
Non-qualified deferred compensation	(2,611)
Total fair value excluding goodwill, intangible assets, and deferred tax liability	6,934
Goodwill	25,127
Intangible assets	33,800
Deferred tax liability	(13,324)
Total consideration	$52,537
The total ICH consideration consisted of the following (in thousands):

Cash paid by the Company	$8,412
Stock issued by the Company	44,125
Total consideration	$52,537

RCS Capital Corporation and Subsidiaries
December 31, 2013

The Company’s supplemental pro forma results of operations for ICH for the years ended December 31, 2013 and 2012 are as follows (in millions):

	Year Ended December 31,
	2013	2012
Total revenues	$87.8	$83.0
Loss before taxes	(5.2)	(2.1)
The supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets and interest expense. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses, and one-time transaction costs.
Consolidated pro forma results
The Company’s supplemental pro forma results of operations, which includes RCS Capital, Cetera, Summit, J.P. Turner, Hatteras, First Allied, ICH and StratCap for the years ended December 31, 2013 and 2012 are as follows (in millions, except number of shares and earnings per share):

	Year Ended December 31,
	2013	2012
Total revenues	$2,682.5	$1,834.3
Loss before taxes	(32.1)	(136.1)
Provision for income taxes (40%)	—	—
Net loss	(32.1)	(136.1)
Less: income attributable to non-controlling interest	—	—
Less: preferred dividends and deemed dividend	18.9	18.9
Net loss attributable to Class A common stockholders	$(51.0)	$(155.0)

Per share data
Pro forma basic earnings per share	$(1.24)	$(3.78)
Pro forma diluted earnings per share	$(1.24)	$(3.78)

Pro forma weighted average basic shares	40,996,753	40,996,753
Pro forma weighted average diluted shares	40,996,753	40,996,753
The consolidated supplemental pro forma results of operations include adjustments which reflect a full year of amortization of intangible assets. In addition, the Company recorded pro forma adjustments to eliminate intercompany revenues and expenses.
Trupoly
On July 21, 2014, the Company announced that it is establishing a crowdfunding investment platform which it will brand under the name, “We R Crowdfunding.” In connection with this initiative, the Company acquired substantially all of the assets of New York based Trupoly, a white-label investor relationship management portal, which will be integrated into the Company’s new crowdfunding investment platform.
VSR Group
On August 6, 2014 the Company entered into an agreement to purchase VSR and its wholly owned subsidiary, VSR Financial Services, Inc, an independent broker-dealer. The transaction is expected to close in late 2014 or early 2015 and is subject to certain regulatory approvals and other customary closing conditions.
Girard
On August 14, 2014, the Company entered into an agreement to purchase Girard, an independent broker-dealer. The transaction is expected to close in late 2014 or early 2015 and is subject to certain regulatory approvals and other customary closing conditions.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Docupace
On September 18, 2014, the Company entered into an agreement to acquire a majority interest in Docupace, a provider of integrated, electronic processing technologies and systems for financial institutions and wealth management firms. The transaction is expected to close in late 2014 or early 2015 and is subject to certain regulatory approvals and other customary closing conditions.
3. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of the Company, Realty Capital Securities, RCS Advisory, ANST and First Allied which includes FAS, FAAS, FAAM, FAIS and FARS as well as Legend Group Holdings LLC which includes ASC, LAC and LEC, for the period since it was under the control of RCAP Holdings. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (‘‘U.S. GAAP’’) and Article 8 of Regulation S-X. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results. The statements of income for the years ended December 31, 2012 and 2011 represent the results of operations of Realty Capital Securities, the only Original Operating Subsidiary in operation during the period. The statement of financial condition as of December 31, 2012 was derived from the Realty Capital Securities audited financial statements at that date (since it was the only Original Operating Subsidiary that was operational at that date).
The Company’s acquisition of First Allied was accounted for at historical cost in a manner similar to a pooling-of-interest accounting because First Allied and the Company were under the common control of RCAP Holdings at the time of the acquisition of First Allied by RCAP Holdings. The Company has presented these recast financial statements, including the elimination of transactions between the Company and First Allied, for the relevant period to reflect the results of operations and financial position of First Allied as if the Company had acquired it on September 25, 2013, the date that First Allied was acquired by RCAP Holdings. The acquisition of First Allied by RCAP Holdings was accounted for by RCAP Holdings using the purchase method of accounting; therefore, the purchase price was allocated to First Allied’s assets and liabilities at fair value and any excess purchase price was then attributed to intangible assets and goodwill. When the Company acquired First Allied from RCAP Holdings, no additional intangible assets or goodwill were recorded.
Reclassifications
Certain reclassifications have been made to the prior period financial statement presentation to conform to the current period presentation to reflect the combination of the results of operations and financial position of First Allied as if the Company had acquired it on September 25, 2013, the date that First Allied was acquired by RCAP Holdings.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and these differences could be material.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid instruments purchased with original maturities of 90 days or less.
Available-For-Sale Securities
Available-for-sale securities represent investments by RCS Advisory in an equity mutual fund managed by a related party, which consist of shares of AR Capital Real Estate Income Fund. RCS Advisory treats these securities as available-for-sale securities with unrealized gains (losses) recorded in other comprehensive income (loss) and realized gains (losses) recorded in earnings. See Notes 5 and 6 for more information.
Trading Securities
Trading securities are recorded at fair value with realized and unrealized gains (losses) in earnings. See Note 6 for more information.
Fees and Commissions Receivables
Fees and Commissions Receivables include selling commission receivables and dealer manager receivables due from related party and non-related party entities in connection with the distribution of programs sponsored by an entity under common control, AR Capital, LLC, and other sponsors.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Receivables from broker dealers, clearing organizations and other
Receivables from broker dealers, clearing organizations and other represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.
Reimbursable Expenses and Investment Banking Fees
Reimbursable expenses and investment banking fees represent fees receivable for services provided to related parties and non-related party entities related to investment banking, capital markets and related advisory services performed.
Notes Receivable
Notes receivable consist primarily of forgivable loans made to investment executives, typically in connection with their recruitment. These loans are forgivable based on continued affiliation and performance and are amortized over the life of the loan, which is generally five to seven years, using the straight-line method, and is included in amortization of notes receivable on the consolidated statement of income. The Company has established an allowance for doubtful accounts to offset loan amounts for terminated advisors that are not likely to be collected. Notes receivable are reported net of allowance for doubtful accounts of $0.4 million as of December 31, 2013. The Company had no notes receivable or allowance for doubtful accounts as of December 31, 2012.
Goodwill and Identifiable Intangible Assets
Goodwill represents the amount by which the purchase price exceeds the fair value of the net tangible and intangible assets of an acquired company on the date of acquisition. Intangible assets, primarily financial advisor relationships, customer relationships and non-compete agreements, are recorded at their fair value at the completion of an acquisition. Goodwill is reviewed annually for impairment as of October 31. During the year ended December 31, 2013 there was no impairment of goodwill.
The goodwill and intangible assets from First Allied were determined by an independent valuation company and reviewed by the Company using estimates such as future revenues attributable to financial advisors and the financial advisors’ client retention rates which were used to derive economic cash flows that were fair valued at an appropriate rate of return over their respective useful lives. See Note 8 for more information.
Contingent Consideration
Contingent consideration, also referred to as earn-outs, represent future payments of cash to the former owners of the businesses acquired and are initially recorded at fair value in the consolidated statements of financial condition. Contingent consideration is subsequently remeasured each reporting period at fair value.
Revenue Recognition
The Company recognizes revenue generally when it is earned and realized or realizable, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.
Selling Commissions and Dealer Manager Fees
Realty Capital Securities receives selling commissions and dealer manager fees from related party and non-related party sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are reallowed as commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital Securities no discretion as to the payment of commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.
Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of registered non-traded securities. Realty Capital Securities contracts directly with independent broker-dealers and registered investment advisers to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisers. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowance are recorded on a trade date basis as securities transactions occur.

RCS Capital Corporation and Subsidiaries
December 31, 2013

The Company analyzes contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from its distributors. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including Realty Capital Securities’ position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that our distributors bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, the Company concluded that the gross basis of accounting for its commission and fee revenues is appropriate.
During the year ended December 31, 2013, the Company modified its approach with respect to revenues derived from the sale of securities purchased through fee-based advisors by reducing to zero the fees charged on sales through the registered investment adviser channel (the “RIA channel”). The offerings affected were generally related party offerings. This selling commission change became effective on July 1, 2013, and the 7.0% selling commission the Company received from each sale through the RIA channel was reduced to 0%. Prior to the change, the full amount of the dealer manager fee (generally 3.0%) and the 7.0% selling commission was charged against the amount invested through the RIA channel, and the Company retained the amount of the 7.0% selling commission charged against the investor’s purchase price. After the change, the Company no longer receives any selling commissions on sales through the RIA channel, but continues to retain the dealer manager fee (generally 3.0%) of the amount invested in connection with sales through the RIA channel. This modified business practice did not constitute a change in accounting policy.
Retail Commissions
The Company records commissions received from securities transactions on a trade-date basis. Commissions from mutual funds, variable annuities, and insurance product purchases transacted directly with the product manufacturers, as well as mutual fund and annuity trailers are estimated for each accounting period. Commissions payable related to these transactions are recorded based upon estimated payout ratios for each product as commission revenue is accrued.
Advisory and Asset-Based Fees
The Company provides investment advisory services to clients. Fees for the services are based on the value of the clients’ portfolios and are generally billed in advance at the beginning of each quarter. The fees are then recognized ratably over the period earned.
Asset-based fees include amounts earned related to client sweep account investments, omnibus processing and networking services, and reimbursements and allowances from product providers related to the sale and custody of their products and are recognized when earned.
Investment Banking Advisory Services
The Company, through its investment banking and capital markets division, receives fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with related party and non-related party public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees and expenses that are unpaid are recorded in investment banking fees receivable and reimbursable expenses in the statement of financial condition. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed. Income from certain investment banking agreements is recorded in deferred revenue in the statement of financial condition and is recognized over the remaining life of the offering, which normally ranges from 3 to 26 months.
Transfer Agency Revenue
ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with related party issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded monthly.
Services Revenue
The Company receives fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and strategic advice. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with related party issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.
Reimbursable Expenses
The Company includes all reimbursable expenses in gross revenue because the Company as the primary obligor has discretion in selecting a supplier, and bears the credit risk of paying the supplier prior to receiving reimbursement from the customer.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Marketing and Advertising
The Company expenses the cost of marketing and advertising as incurred.
Income Taxes
The Company files federal and state income tax returns. Realty Capital Securities, ANST and RCS Advisory are treated as disregarded entities up to the date of the subsidiary reorganization (June 10, 2013) and as partnerships for federal and state income tax purposes thereafter. All income and expense earned by Realty Capital Securities, ANST and RCS Advisory flows through to their owner through the date of reorganization and to their partners (which includes the Company who is a 9.4% owner of these partnerships) thereafter. Income tax expense from operations and investments of Realty Capital Securities, ANST and RCS Advisory is not incurred by Realty Capital Securities, ANST and RCS Advisory but is reported by their owner through the date of reorganization and by their partners thereafter. First Allied is expected to join in a newly formed consolidated group with certain of the other acquired companies.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards which relate to the Company’s investment in its subsidiaries. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current tax liabilities or assets are recognized for the estimated taxes payable or refundable on tax returns for the current year.
A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including the Company’s earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available.
The Company has adopted the authoritative guidance within ASC 740 relating to accounting for uncertainty in income taxes. The guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken by the Company. See Note 10 for more information.
Reportable Segments
The Company’s internal reporting is organized into five segments through the Original Operating Subsidiaries and First Allied, as follows:

•	Realty Capital Securities, under two business lines:

◦	Wholesale Broker-Dealer; and

◦	Investment Banking and Capital Markets

•	RCS Advisory providing transaction management services

•	ANST providing transfer agency services

•	First Allied providing independent retail advice
Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) to clarify the principles for recognizing revenue and to develop a common revenue standard for US GAAP and International Financial Reporting Standards. For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is still evaluating the impact of ASU 2014-09.
4. Off-Balance Sheet Risk and Concentrations
The Company is engaged in various trading, brokerage activities and capital raising with counterparties primarily including broker-dealers, banks, direct investment programs and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty. As of December 31, 2013, the Company had 63% of the reimbursable expenses, investment banking fees, services fees and transfer agent fees receivable concentrated in one related party direct investment program, and 93% of the total commissions and dealer manager fees receivable concentrated in three related party direct investment programs.

RCS Capital Corporation and Subsidiaries
December 31, 2013

The Company’s broker dealer subsidiaries clear all transactions on a fully disclosed basis with clearing firms that maintain all related records. In the normal course of business, the Company engages in activities involving the execution, settlement and financing of various securities transactions. These activities may expose the Company to off-balance-sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations. The Company maintains certain of its trading securities at the clearing firms, and these trading securities collateralize amounts due to the clearing firms.
Customers are required to complete their transactions on the settlement date, generally three business days after the trade date. The Company is, therefore, exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case the Company may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon the Company’s financial statements.
The Company has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of December 31, 2013, there were no amounts to be indemnified to the clearing brokers for these accounts.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions. The Company also introduces all retail securities trades to its clearing brokers. In the event the clearing brokers do not fulfill their obligations, the Company may be exposed to risk. The Company attempts to minimize this credit risk by monitoring the creditworthiness of the clearing brokers.
The Company holds securities that can potentially subject the Company to market risk. The amount of potential gain or loss depends on the securities performance and overall market activity. The Company monitors its securities positions on a monthly basis to evaluate its positions, and, if applicable, may elect to sell all or a portion to limit the loss.
5. Available-for-Sale Securities
The following table presents information about the Company’s available-for-sale securities as of December 31, 2013 (amounts in thousands):

	Purchases	Sales	Realized Loss	Unrealized Losses(1)	Fair Value	Cost
December 31, 2013
Mutual funds	$10,097	$1,000	$59	$510	$8,528	$9,038
_____________________________
(1) Excludes the deferred income tax benefit.
The Company had no available-for-sale securities as of or during the year ended December 31, 2012.
6. Fair Value Disclosures
The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. U.S. GAAP defines three levels of inputs that may be used to measure fair value:
Level 1 - Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability
Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the data inputs that market participants would use in the pricing of the asset or liability and are consequently not based on market activity
The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is the most significant to the fair value measurement in its entirety.
As of December 31, 2013, the Company’s available-for-sale and trading securities trade in active markets and therefore, due to the availability of quoted market prices in active markets are classified as Level 1 in the fair value hierarchy. As of December 31, 2012, the Company had no available-for-sale or trading securities.

RCS Capital Corporation and Subsidiaries
December 31, 2013

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. The Company assumes all transfers occur at the beginning of the quarterly reporting period in which they occur. There were no transfers between Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended December 31, 2013 and December 31, 2012.
Pursuant to the terms of the related purchase agreement, the Company is obligated to pay contingent consideration in connection with acquisitions made by First Allied. As of December 31, 2013, the Company had an estimated $2.2 million contingent consideration related to acquisitions made by First Allied.
The Company estimated the fair value of the contingent consideration at the close of the transactions using discounted cash flows. The Company evaluates the estimated fair value of the contingent consideration and any changes in fair value recognized in earnings. Accordingly, the contingent consideration is classified as Level 3 in the Company’s fair value hierarchy.
Amounts in the table below have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The Company’s fair value hierarchy for those assets measured at fair value on a recurring basis by product category as of December 31, 2013 are as follows (in thousands):

	Level 1	Level 2	Level 3	Total(1)
Assets:
Available-for-sale securities:
Mutual funds	$8,528	$—	$—	$8,528
Total available-for-sale	8,528	—	—	8,528
Trading securities:
Mutual funds	7,708	—	—	7,708
Total trading securities	7,708	—	—	7,708
Total	$16,236	$—	$—	$16,236

Liabilities:
Other liabilities:
Equity securities	$238	$—	$—	$238
State and municipal government obligations	51	—	—	51
Certificates of deposit	20	—	—	20
Contingent consideration	—	—	2,180	2,180
Total	$309	$—	$2,180	$2,489
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
As of December 31, 2012, the Company had no available-for-sale or trading securities.
Amounts in the table below have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The following table presents changes during the period from September 25, 2013 to December 31, 2013 in Level 3 liabilities measured at fair value on a recurring basis, and the realized and unrealized losses related to the Level 3 liabilities in the consolidated statement of financial condition as of December 31, 2013 (in thousands):

	Fair value as of September 25, 2013	Net realized and unrealized losses	Other comprehensive income (loss)	Purchases	Issuances	Sales	Settlements	Transfers in	Transfers out	Fair value as of December 31, 2013(1)
Contingent consideration	$1,876	$9	$—	$305	$—	$—	$10	$—	$—	$2,180
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
The net realized and unrealized losses are included in other expenses on the consolidated statement of income.

RCS Capital Corporation and Subsidiaries
December 31, 2013

The following table presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of December 31, 2013 (in thousands):

	Fair value	Valuation technique	Unobservable inputs
Liabilities:
Contingent consideration(1)	$2,180	Discounted cash flow	● Probability weighted projections of advisor retention during the measurement period
			● 2% discount rate
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
7. Notes receivable
The Company loans money to certain of its financial advisors which bear interest at various rates and have various maturities. Management establishes an allowance that it believes is sufficient to cover any probable losses. When establishing this allowance, management considers a number of factors, including its ability to collect from the financial advisor and the Company’s historical experience in collecting on such transactions.
The forgivable notes contain provisions for forgiveness of principal and accrued interest if the financial advisor meets specified revenue production levels or length of service. The forgiveness determination is made at specified intervals that coincide with scheduled principal and interest payments. The Company amortizes the principal balance of the forgivable notes as commission expense ratably over the contractual term of the notes. In the event the financial advisor does not meet the specified production level or is terminated, the scheduled principal and interest are due. The Company intends to hold the notes for the term of the agreements.
The Company monitors its outstanding notes on a monthly basis to identify potential credit loss and impairment. Notes receivable are considered impaired when, based upon current information and events, management estimates it is probable that the Company will be unable to collect amounts due according to the terms of the promissory note. Criteria used to determine if impairment exists include, but are not limited to: historical payment and collection experience of the individual loan, historical production levels, the probability of default on the loan, status of the representative’s affiliation agreement with the Company, and, or any regulatory or legal action related to the representative.
Amounts in the table below have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The Company had no notes receivable as of December 31, 2012. The Company’s notes receivable for the period September 25, 2013 through December 31, 2013, were as follows (in thousands):

December 31, 2013(1)
Beginning balance (September 25, 2013)	$8,547
Originated loans	5,636
Acquired loans	—
Collections	(363)
Forgiveness/amortization	(573)
Accretion	6
Write-off	17
Ending balance (December 31, 2013)	$13,270
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
As of December 31, 2013, notes receivable included $11.1 million of forgivable loans and $2.2 million of payback loans. All of the Company’s outstanding notes receivable as of December 31, 2013 relate to First Allied.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Amounts in the table below have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The following table presents the Company’s allowance for uncollectible amounts due from financial advisors for the period ended December 31, 2013 (in thousands):

December 31, 2013(1)
Beginning balance (September 25, 2013)	$441
Provision for bad debt	—
Write-off	(17)
Total change	(17)
Ending balance (December 31, 2013)	$424
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
8. Goodwill and Intangible Assets
The Company’s finite-lived intangible assets are comprised of financial advisor relationships, customer relationships and non-competition agreements. Amounts in the table below have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The Company did not have any goodwill or intangible assets as of December 31, 2012. The following table presents the Company’s goodwill and intangible assets as of December 31, 2013 (in thousands):

December 31, 2013(1)
Goodwill	$79,986
Finite-lived intangible assets:
Financial advisor relationships	69,698
Customer relationships	12,409
Non-competition agreements	898
Total intangible assets	83,005
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
Goodwill associated with First Allied of $80.0 million is allocated to the independent retail advice segment.
The Company’s goodwill and intangible assets as of December 31, 2013 related to First Allied. The following table presents the change in the carrying amount of goodwill from December 31, 2012 to December 31, 2013 (in thousands):

Balance as of December 31, 2012	$—
First Allied	79,986
Balance as of December 31, 2013[1]	$79,986
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Intangible Assets
The components of intangible assets as of December 31, 2013 are as follows (in thousands):

	Weighted-Average Life Remaining (in years)	Gross Carrying Value(1)	Accumulated Amortization(1)	Net Carrying Value(1)
Finite-lived intangible assets:
Financial advisor relationships	13	$71,185	$1,487	$69,698
Customer relationships	13	12,686	277	12,409
Non-competition agreements	2	1,026	128	898
Total finite-lived intangible assets		$84,897	$1,892	$83,005
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
Total amortization expense for finite-lived intangible assets was $1.9 million for the period ended December 31, 2013. The Company did not have any amortization expense for finite-lived intangible assets for the period ended December 31, 2012. Future amortization expense is estimated as follows (in thousands):

12 Months Ended December 31,(1)
2014	$7,070
2015	6,942
2016	6,549
2017	6,455
2018	6,455
Thereafter	49,534
Total	$83,005
_____________________
(1) Future amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
Goodwill and intangible assets established upon the acquisition were fair valued and were classified as Level 3 in the non-recurring fair value hierarchy. The carrying value of goodwill and intangible assets as of December 31, 2013 closely approximates fair value. Unobservable inputs considered in determining fair value include the estimate and probability of future revenues attributable to financial advisors and retention rates which were used to derive economic cash flows that are present valued at an appropriate rate of return over their respective useful lives.
9. Term Loan and Line of Credit
The Company assumed $32.0 million, in debt when it acquired First Allied. First Allied entered into an $18.0 million loan facility with Fifth Third Bank on November 1, 2011, of which $12.0 million was a term loan (the “FA Term Loan”) and $6.0 million is a revolving line of credit (the “FA Revolver”). The FA Revolver was also available for letters of credit. The FA Term Loan was amended and increased by $20.0 million to $32.0 million on January 2, 2013 in order to facilitate the purchase of Legend Group Holdings LLC. Borrowings under the FA Term Loan and the FA Revolver bore interest, payable quarterly in arrears, at the one month LIBOR rate plus an interest rate margin ranging from 2.00% to 2.50%, depending upon the Company’s financial performance. Borrowings under the FA Term Loan were required to be repaid in installments of $0.8 million each calendar quarter beginning March 31, 2013. As of December 31, 2013, First Allied was in compliance with all such covenants.
On July 28, 2014, the First Allied outstanding indebtedness including the FA Term Loan, the FA Revolver, unpaid interest and fees totaling $32.0 million was repaid by the Company as required by the terms of the Bank Facilities.

RCS Capital Corporation and Subsidiaries
December 31, 2013

The following table presents the Company’s borrowings as of December 31, 2013 and their contractual interest rates:

	December 31, 2013(1)
	Balance		Interest Rate
Term loan and line of credit	33,302	(2)	2.42%
Total borrowings	33,302
Less: Current portion of borrowings	3,200
Total borrowings, net of current portion	$30,102
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
(2) The Company’s borrowings as of December 31, 2013 relate to First Allied, of which, $28.8 million was outstanding under the FA Term Loan and $4.5 million was outstanding under the FA Revolver.
The following table presents the contractual maturities of borrowings as of December 31, 2013 (in thousands):

Year Ended December 31,(1)
2015	$3,200
2016	3,200
2017	3,200
2018	20,502
Total borrowings, net of current portion	$30,102
_____________________
(1) Future amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
The following table presents the scheduled contractual maturities of the current portion of borrowings as of December 31, 2013 (in thousands):

December 31, 2013(1)
March 31, 2014	$800
June 30, 2014	800
September 30, 2014	800
December 31, 2014	800
Total current portion of borrowings	$3,200
_____________________
(1) Future amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
10. Income Taxes
During the years ended December 31, 2012 and 2011, Realty Capital Securities was the only one of the Original Operating Subsidiaries that was in operation. As a limited liability company it was not subject to income taxes, accordingly, Realty Capital Securities did not record income tax expense (benefit).

RCS Capital Corporation and Subsidiaries
December 31, 2013

The components of income tax expense/(benefit) included in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 were as follows (dollars in thousands):

	Year Ended December 31,
	2013(1)	2012	2011
Current income tax expense
U.S. Federal	$1,630	$—	$—
State and local	677	—	—
Total current income tax expense	2,307	—	—

Deferred income tax benefit
U.S. Federal	(390)	—	—
State and local	(74)	—	—
Total deferred income tax benefit	(464)	—	—
Total income tax expense	$1,843	$—	$—
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
The reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013	2012	2011
U.S. federal statutory income tax rate	35.00%	—%	—%
Increase (decrease) in tax rate resulting from:
State and local income taxes net of federal benefit	0.39%	—%	—%
Non-controlling interests	(33.63)%	—%	—%
Other	0.09%	—%	—%
Effective tax rate	1.85%	—%	—%
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Deferred income tax expense (benefits) result from differences between assets and liabilities measured for financial reporting purposes versus income tax return purposes. Deferred income tax assets are recognized if, in the Company’s judgment, their realizability is determined to be more likely than not. If a deferred tax asset is determined to be unrealizable, the Company records a valuation allowance. The components of the deferred income taxes as of December 31, 2013 and 2012 were as follows (dollars in thousands):

	Year Ended December 31,
	2013(1)	2012
Deferred tax assets
Other	$1	$—
Unrealized loss on available-for-sale securities(2)	21	—
Deferred revenue	104	—
Net operating loss carryforward(3)	6,717	—
Accrued liabilities and reserves	1,815	—
Stock-based compensation	840	—
Total deferred tax assets	$9,498	$—

Deferred tax liabilities
Intangible assets	$32,603	$—
Goodwill	410	—
Fixed assets	52	—
Total deferred tax liabilities	$33,065	$—
Net deferred tax liability	$23,567	$—
_____________________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
(2) Included in other comprehensive income.
(3) Net operating loss carryforwards totaling approximately $14.2 million expire through 2033 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code. $5.7 million of the Company’s total net operating loss carryforwards tax impact is related to U.S. federal taxes and $1.0 million is related to state taxes.
The Company believes that, as of December 31, 2013, it had no material uncertain tax positions. Interest and penalties relating to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable. There was no liability for interest or penalties accrued as of December 31, 2013.
The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is open to audit under the statute of limitations by the Internal Revenue Service for 2013. The Company or its subsidiaries’ federal and state income tax returns are open to audit under the statute of limitations for 2011 to 2013.

RCS Capital Corporation and Subsidiaries
December 31, 2013

11. Commitments and Contingencies
Leases — The Company leases certain facilities and equipment under various operating leases. These leases are generally subject to scheduled base rent and maintenance cost increases, which are recognized on a straight-line basis over the period of the leases. Total rent expense for all operating leases was approximately $1.3 million, $0.3 million and $0.3 million for the years ended December 31, 2013, 2012 and 2011 respectively. Future annual minimum rental payments due are as follows (in thousands):

Year Ended December 31,	Amount(1)
2014	$7,870
2015	9,192
2016	8,410
2017	7,766
2018	6,680
Thereafter	27,326
Total	$67,244
_____________________________
(1) Future commitments have been recast to reflect the inclusion of the Company’s recent acquisitions.
Lines of credit — As of December 31, 2013, the Company had a line of credit for $6.0 million, that matures in 2018 and as of December 31, 2013 $4.5 million has been funded and was recorded in term loan and line of credit in the consolidated statement of financial condition.
Accrued expenses and accounts payable — Accrued expenses and accounts payable includes approximately $7.9 million in accrued bonuses.
Legal Proceedings — The Company, the Original Operating Subsidiaries and First Allied are involved in legal proceedings from time to time arising out of their business operations, including arbitrations and lawsuits involving private claimants, and subpoenas, investigations and other actions by government authorities and self-regulatory organizations. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot estimate what the loss or range of loss related to such matters will be. The Company recognizes a liability with regard to a legal proceeding when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, however, the Company accrues the minimum amount in the range. The Company maintains insurance coverage, including general liability, errors and omissions, excess entity errors and omissions and fidelity bond insurance. The Company records legal reserves and related insurance recoveries on a gross basis. Other than noted below, there were no legal reserves or payments recorded for this period.
In April 2013, Realty Capital Securities received notice and a proposed Letter of Acceptance, Waiver and Consent (“AWC”) from FINRA that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, Realty Capital Securities submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $0.06 million, paid in the second quarter of 2013. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.
Defense costs with regard to legal proceedings are expensed as incurred and classified as professional services within the consolidated statements of income. When there is indemnification or insurance, the Company may engage in defense or settlement and subsequently seek reimbursement for such matters.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Summit Litigation
Summit, its board of directors, the Company and a wholly owned subsidiary formed by our company in connection with the Summit acquisition are named as defendants in two purported class action lawsuits (now consolidated) filed by alleged Summit shareholders on November 27, 2013 and December 12, 2013 in Palm Beach County, Florida challenging the Summit acquisition. These lawsuits allege, among other things, that: (i) each member of Summit’s board of directors breached his fiduciary duties to Summit and its shareholders in authorizing the Summit acquisition; (ii) the Summit acquisition does not maximize value to Summit shareholders; and (iii) we and our acquisition subsidiary aided and abetted the breaches of fiduciary duty allegedly committed by the members of Summit’s board of directors. On May 9, 2014, the plaintiff shareholders moved for leave to file an amended complaint under seal. The amended complaint asserts claims similar to those in the original complaint, adds allegations relating to the amendment of the Summit merger agreement on March 17, 2014, and also challenges the adequacy of the disclosures in the registration statement related to the issuance of shares of our Class A common stock as consideration in the Summit acquisition, the background of the transaction, the fairness opinion issued to the Summit special committee, and Summit’s financial projections. The consolidated lawsuits seek class-action certification, equitable relief, including an injunction against consummation of the Summit acquisition on the agreed-upon terms, and damages.
On May 27, 2014, the parties to the consolidated action entered into a Memorandum of Understanding (the “Memorandum of Understanding”) setting forth their agreement in principle to settle the consolidated action.  The parties are presently negotiating a stipulation of settlement based on the terms of the Memorandum of Understanding.
12. Employee Benefit Plan
All full-time employees of First Allied are eligible to participate in First Allied’s 401(k) Plan. Under the plan, each eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately.  For the period ended December 31, 2013 the matching contributions was $0.1 million and are included in internal commissions, payroll and benefits in the consolidated statements of income.
13. Stockholders’ Equity
The Company has two classes of common stock:
Class A Common Stock. 2,500,000 shares of Class A common stock were issued to the public in the IPO. Class A common stock entitles holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Holders of Class A common stock hold 100% of the economic rights and a portion of the voting rights of the Company.
On June 13, 2013, the Company’s Board of Directors authorized and the Company declared an annual dividend rate of $0.72 per share of Class A common stock or an annual dividend rate of 3.6% based on the Class A common stock price in the IPO of $20.00, which is equal to a quarterly dividend of $0.18 per share. The dividend is payable in cash quarterly, beginning in July 2013, on the seventh business day of each quarter, in respect of the previous quarter, to stockholders of record at the close of business on the last business day of the previous quarter.
On June 14, 2013, the Company’s Board of Directors authorized and the Company declared its first quarterly cash dividend for its Class A common stock. The cash dividend was paid on July 10, 2013 to record holders of the Company’s Class A common stock at the close of business on June 28, 2013 in an amount equal to $0.18 per share.
On September 18, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the third quarter of 2013 for its Class A common stock. The cash dividend was paid on October 9, 2013 to record holders of the Company’s Class A common stock at the close of business on September 30, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the second quarter of 2013.
On December 23, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the fourth quarter of 2013 for its Class A common stock. The cash dividend was paid on January 10, 2014 to record holders of the Company’s Class A common stock at the close of business on December 31, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the third quarter of 2013.
On June 30, 2014, the Company issued 11,264,929 shares of Class A common stock as consideration in connection with the First Allied acquisition. The shares are reflected in Stockholders’ Equity beginning on September 25, 2013, the date common control with RCAP Holdings commenced.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Class B Common Stock. As of December 31, 2013 RCAP Holdings owns 24,000,000 Class B Units of each Original Operating Subsidiary and 24,000,000 shares of the Company’s Class B common stock. As of December 31, 2013, Class B common stock entitles holders to four votes per share; provided, however, that the Company’s certificate of incorporation provides that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock holders have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the conversion from 100 unclassified shares, RCAP Holdings, as holder of Class B common stock, held 0% of the economic rights and the majority of the voting rights of the Company.
Equity Plan. The RCS Capital Corporation Equity Plan provides for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards to RCS Capital Management, LLC (“RCS Capital Management”), included under the Outperformance Agreement, non-executive directors, officers and other employees and independent contractors, including employees or directors of RCS Capital Management and its affiliates who are providing services to the Company. RCS Capital Management is an entity under common control with RCAP Holdings. The maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan was initially 250,000 shares of Class A common stock. Following any increase in the number of issued and outstanding shares of Class A common stock, the maximum number of shares of Class A common stock that may be granted pursuant to awards under the equity plan will be a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a diluted basis) at any time following such increase (subject to the registration of the increased number of available shares).
First Allied RSU Plan (the “FA RSU Plan”). 439,356 restricted units were issued to certain employees under the FA RSU Plan to provide for the grant of phantom stock in connection with the acquisition of First Allied by RCAP Holdings. Pursuant to the terms of the FA RSU Plan, phantom stock vests equally on each of the first three anniversaries of the acquisition of First Allied by RCAP Holdings, which occurred on September 25, 2013. The first tranche of restricted units that will vest on September 25, 2014 have a non-fluctuating value of $20.00 per unit and can be paid in cash or shares of Class A common stock at First Allied’s option. The second and third tranches of restricted units each represent one phantom share of Class A common stock and can be settled in either shares of the Class A common stock or a then equivalent amount of cash, at the Company’s option. For the year ended December 31, 2013, the Company recorded $0.8 million of stock based compensation pursuant to the RSU Plan which is included in Internal commissions, payroll and benefits in the Consolidated Statements of Income.

RCS Capital Corporation and Subsidiaries
December 31, 2013

14. Earnings Per Share
The Company computes earnings per share using the two-class method which requires that all earnings be allocated to each class of common stock including those securities which are participating securities. Shares issuable under the FA RSU Plan, which contain non-forfeitable rights to dividends, are considered participating securities. Basic and diluted earnings per share for the year ended December 31, 2013 were calculated assuming that the 11,264,929 shares issued on June 30, 2014 in connection to the closing of the First Allied acquisition was outstanding from the date of common control, September 25, 2013. Basic and diluted earnings per share for the year ended December 31, 2013 were calculated assuming that the 2,500,000 shares issued on June 10, 2013 in connection to the IPO were outstanding for the entire period.
The following table presents the calculation of basic and diluted earnings per share for the year ended December 31, 2013 (in thousands, except share and per share data):

	Year Ended December 31, 2013(1)
	Income (Numerator)	Weighted Average Shares (Denominator)	Per Share Amount
Net income attributable to Class A common stockholders	$2,266	7,885,186	$0.287
Allocation of earnings to participating securities:
Allocation of earnings to FA RSU plan shareholders	(19)	—	(0.002)
Basic Earnings:
Net income attributable to Class A common stockholders	2,247	7,885,186	0.285
Effect of Dilutive Securities:
Shares issuable to FA RSU plan shareholders	19	140,022	(0.003)
Diluted Earnings:
Net income attributable to Class A common stockholders	$2,266	8,025,208	$0.282
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
For the year ended December 31, 2013 the Company excluded shares of Class B common stock from the calculation of diluted earnings per share as the effect was antidilutive.
As of December 31, 2013, there were 3,975,000 LTIP Units of the Original Operating Subsidiaries outstanding under the 2013 Manager Multi-Year Outperformance Agreement. See Note 11, “2013 Manager Multi-Year Outperformance Agreement.” There were no distributions paid to the LTIP Unit holders during 2013.
In addition, the Company did not meet (a) the threshold of total return to shareholders as measured against a peer group of companies, (b) nor did the LTIP Units capital account achieve economic equivalence with the capital balance of Class A units of the Original Operating Subsidiaries, at the end of the reporting period; therefore, the LTIP Units are excluded from the diluted earnings per share computation.

RCS Capital Corporation and Subsidiaries
December 31, 2013

15. Net Capital Requirements
The Company’s broker-dealers are subject to the SEC Uniform Net Capital Rule 15c3-1. SEC Uniform Net Capital Rule 15c3-1 requires the maintenance of the greater of the minimum dollar amount of net capital required, which is based on the nature of the broker-dealer’s business, or 1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, not exceed 15 to 1. Certain of the Company’s broker-dealers have elected to use the alternative method of computing net capital which requires the maintenance of minimum net capital of $250,000. The table below provides the net capital requirements for those broker-dealers which were either under the control of the Company or under common control as of December 31, 2013 and December 31, 2012 (in thousands, except ratios).

	December 31, 2013	December 31, 2012
Realty Capital Securities:
Net capital	$25,627	$3,420
Required net capital	1,294	700
Net capital in excess of required net capital	$24,333	$2,720
Aggregate indebtedness to net capital ratio	0.76 to 1	3.07 to 1
First Allied Securities, Inc. (alternative method)(2):
Net capital	$4,777
Required net capital	250
Net capital in excess of required net capital	$4,527
Net capital as a percentage of aggregate debit items evaluation	in compliance(1)
Legend Equities Corporation(2):
Net capital	$2,684
Required net capital	224
Net capital in excess of required net capital	$2,460
Aggregate indebtedness to net capital ratio	1.25 to 1
_____________________
(1) The entity was determined to be in compliance as of the date stated as its net capital was in excess of the minimum $250,000.
(2) The entity was not under the control of, or under common control with, the Company as of December 31, 2012.
16. Related Party Transactions
A significant portion of the Company’s revenues relate to fees earned from transactions with or on behalf of AR Capital, LLC and its affiliates, including investment banking fees, services fees, transfer agent fees and wholesale broker-dealer commissions and concessions, in the ordinary course of its trade or business. The Company earned revenues of $713.5 million, $257.3 million and $140.8 million for the years ended December 31, 2013, 2012 and 2011, respectively, from related party products. The receivables for such revenues were $49.4 million and $2.7 million as of December 31, 2013 and 2012, respectively. The Company incurred expenses directly from business activities related to related party products of $459.8 million, $185.8 million and $94.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The payables to related parties were $5.9 million as of December 31, 2013. The company did not have any payables to related parties as of December 31, 2012.
The Original Operating Subsidiaries were initially capitalized and funded by RCAP Holdings. During the year ended December 31, 2012, Realty Capital Securities received financial support from RCAP Holdings through capital contributions and expense allocation agreements. Through an agreement with an affiliate, Realty Capital Securities was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising and employee benefits. The total expense allocation for the year ended December 31, 2012, was approximately $0.8 million.
Beginning on January 1, 2013, the affiliate expense allocation arrangement was terminated. Pursuant to the new services agreement, AR Capital, LLC charges the Original Operating Subsidiaries for the services of information technology, human resources, accounting services and office services and facilities. For these services, the Company paid $3.5 million for the year ending December 31, 2013. As of December 31, 2013, the payable for such expenses is $0.3 million.

RCS Capital Corporation and Subsidiaries
December 31, 2013

The Company incurs expenses directly for certain services it receives. The Company either allocates these expenses to the Original Operating Subsidiaries or causes RCAP Holdings to pay its portion based on RCAP Holdings’ ownership interest. Expenses that are directly attributable to a specific Operating Subsidiary are allocated 100% to the appropriate Operating Subsidiary. Expenses that are not specific to an Operating Subsidiary are allocated in proportion to income before taxes, management fees, incentive fees and outperformance fees.  The intercompany receivables and payables for these expenses are eliminated in consolidation and are settled quarterly. For the year ended December 31, 2013, the Original Operating Subsidiaries incurred $2.3 million for such expenses. There were no expenses payable by RCAP Holdings as of December 31, 2013.
From time to time, RCAP Holdings may purchase shares of the Company’s Class A common stock in the secondary market. As of December 31, 2013, RCAP Holdings owned 2.06% of the Company’s Class A common stock outstanding.
Management Agreement. Pursuant to the management agreement, RCS Capital Management implements the Company’s business strategy, as well as the business strategy of the Original Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company’s Board of Directors.
The Company, together with the Original Operating Subsidiaries, pays RCS Capital Management a management fee in an amount equal to 10% of the aggregate U.S. GAAP net income of the Original Operating Subsidiaries, calculated and payable quarterly in arrears, subject to the aggregate U.S. GAAP net income of the Original Operating Subsidiaries being positive for the current and three preceding calendar quarters.
In addition, the Company pays RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on the Company’s earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Company’s common stock of all the Company’s public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s Core Earnings for the 12 most recently completed calendar quarters is greater than zero.
Core Earnings is a non-U.S. GAAP measure and is defined as U.S. GAAP net income (loss) of RCS Capital Corporation, excluding non-cash equity compensation expense, management fees, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between RCS Capital Management and the independent directors and after approval by a majority of the independent directors.
Such management and incentive fee calculations commenced on June 10, 2013, the date the offering was completed. For periods less than four quarters or 12 months, the calculations are based on a pro rata concept starting with the quarter ended June 30, 2013.
The management fee earned by RCS Capital Management for the period June 10, 2013 (commencement date of the agreement) to December 31, 2013 was $6.0 million, which is the expense recorded by the Company for the year ended December 31, 2013. The payable for such expense is included in accrued expenses - due to related parties within the accompanying consolidated statements of financial condition.
The incentive fee earned by RCS Capital Management for the period June 10, 2013 (commencement date of the agreement) to December 31, 2013, was $0.3 million, which is the expense recorded in other expense by the Company for the year ended December 31, 2013. The payable of $0.3 million for such expense is included in accrued expenses - due to related parties within the accompanying consolidated statements of financial condition.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2013 Manager Multi-Year Outperformance Agreement. The Company entered into the 2013 Manager Multi-Year Outperformance Agreement (the “OPP”), as of June 10, 2013, with the Original Operating Subsidiaries and RCS Capital Management. The OPP provides for performance-based bonus awards to RCS Capital Management up to a maximum award opportunity (“OPP Cap”) that is 5.00% of the Company’s market capitalization on the date of the IPO. The OPP is intended to further align RCS Capital Management’s interests with those of the Company and its stockholders. Under the OPP, RCS Capital Management was granted LTIP Units of the Original Operating Subsidiaries that were to be allocated among Operating Subsidiaries by the independent directors of the Company based upon any reasonable method as determined in their sole discretion. The LTIP Units represent units of equity ownership in the Original Operating Subsidiaries that are structured as profits interest therein. Subject to the OPP Cap, the number of LTIP Units earned under the OPP will be determined based on the Company’s achievement of total return to stockholders, which is referred to as “Total Return” and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.
Subject to RCS Capital Management’s continued service through each vesting date, 1/3 of any LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the commencement date. Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10% of the distributions on the Class C Units of the applicable Operating Subsidiary. After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then the same distributions as the Class C Units of the applicable Operating Subsidiary. At the time RCS Capital Management’s capital account with respect to the LTIP Units is economically equivalent to the Class C Units of the applicable Operating Subsidiary, the applicable LTIP Units will automatically convert into Class C Units of the Operating Subsidiary on a one-to-one basis.
In connection with the OPP, the Company has determined that the LTIP Unit holders were entitled to receive distributions during 2013 amounting to $0.3 million. Such distributions were not made because the Company and the LTIP Unit holders did not believe distributions were payable on the LTIP Units during 2013. RCS Capital Management has agreed to waive all rights to any and all distributions due in 2013. The Company also evaluated the provisions of ASC 480-10-S99 and has concluded the LTIP Units are not currently redeemable.
During the 4th quarter of 2013, The Company determined that the OPP award should be recognized under ASC Topic No. 505, Stock-Based Transactions with Nonemployees, (“ASC 505”) rather than ASC Topic No. 718. Compensation - Stock Compensation. The impact of this change was not material for any prior periods. In accordance with ASC 505, the Company recognizes the fair value of the OPP award over the requisite performance period of the award. The award is remeasured at each reporting date and the amortization of the expense is adjusted accordingly. The fair value of the OPP award was determined utilizing a Monte Carlo simulation technique under a risk-neutral premise. The significant assumptions utilized in determining the fair value of $3.3 million as of December 31, 2013, which is expected to be recognized over a period of three years from the grant date were as follows:
•Risk free rate of 0.55% utilizing the prevailing 2.4-year zero-coupon U.S. treasury yield at the reporting date;
•Expected dividend yield of 3.6%; and
•Volatility of 30.0% based on the historical and implied volatility of the peer group of companies
For the year ended December 31, 2013 the Company recognized $0.5 million of stock-based compensation, which is included in other expenses in the consolidated statements of income.
RCS Advisory Services, LLC — AR Capital, LLC Services Agreement. RCS Advisory entered into a services agreement with AR Capital, LLC, pursuant to which it provides AR Capital, LLC and its subsidiaries with transaction management services (including, transaction management, compliance, due diligence, event coordination and marketing services, among others), in connection with the performance of services to certain AR Capital, LLC sponsored companies.
Registration Rights Agreement. The Company entered into a registration rights agreement with RCAP Holdings and RCS Capital Management pursuant to which the Company will grant (i) RCAP Holdings, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act shares of its Class A common stock issuable upon exchange of the one Class B Unit in each of the Original Operating Subsidiaries (each such unit, an “Original Operating Subsidiaries Unit”) (and cancellation of corresponding shares of its Class B common stock) held or acquired by them, and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act any equity-based awards granted to RCS Capital Management under the equity plan.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Exchange Agreement. RCAP Holdings entered into an exchange agreement with the Company under which RCAP Holdings has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of the Company on a one-for-one basis. Pursuant to the exchange agreement, the parties have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of the Original Operating Subsidiaries and Class B Units of the Original Operating Subsidiaries and, accordingly, that the transfer of units of an Operating Subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other Operating Subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of the Company’s Class B common stock will be canceled. Any such exchange by RCAP Holdings will result in dilution of the economic interests of the Company’s public stockholders.
If RCAP Holdings exchanges its Operating Subsidiaries Units for shares of the Company’s Class A common stock, the Company’s membership interests in the Original Operating Subsidiaries will be correspondingly increased and RCAP Holdings’ corresponding shares of Class B common stock will be canceled. Because each share of Class B common stock initially will entitle the holder thereof to four votes, whereas each share of Class A common stock offered hereby will entitle the holder thereof to one vote, and because each share of Class A common stock issued to RCAP Holdings upon exchange of its Operating Subsidiaries Units will correspond to the cancellation of one share of Class B common stock held by RCAP Holdings, an exchange of one Operating Subsidiaries Unit for one share of Class A common stock will decrease the voting power of RCAP Holdings by three votes and consequently increase the voting power of the public stockholders; provided, however, that the Company’s certificate of incorporation provides that so long as any of its Class B common stock remains outstanding, the holders of its Class B common stock always will have a majority of the voting power of its outstanding common stock, and thereby control the Company. The percentages of voting power in the Company will change accordingly.
Amended and Restated Limited Liability Company Agreements of the Original Operating Subsidiaries. The form of the amended and restated limited liability company agreement of each of the Original Operating Subsidiaries was filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013. The amended and restated operating agreements provide that going forward, any time the Company issues a share of its Class A common stock, the Company will transfer the net proceeds received by it with respect to such share, if any, to the Original Operating Subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to the Company one Class A Unit. Conversely, if at any time going forward, any shares of its Class A common stock are redeemed by the Company for cash, the Company can cause the Original Operating Subsidiaries, immediately prior to such redemption of the Company’s Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by the Company, upon the same aggregate terms and for the same price, as the shares of the Class A common stock are redeemed.
American National Stock Transfer, LLC - Transfer Agent Services Agreement. ANST has entered into a services agreement with AR Capital, LLC, pursuant to which it will provide transfer agent services to AR Capital sponsored REITs. The agreement provides for an initial term of ten years. The agreement provides that each REIT must pay a minimum monthly fee as well as additional ad hoc service fees and related expense reimbursements.
Tax Receivable Agreement. The Company entered into a tax receivable agreement with RCAP Holdings requiring the Company to pay to RCAP Holdings 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that the Company realizes (or is deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by RCAP Holdings’ exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of the Company’s Class B common stock) pursuant to the exchange agreement. Cash payments pursuant to the tax receivable agreement will be the Company’s obligation. The initial public offering did not generate tax benefits and did not require payments pursuant to this agreement. In general, the Company’s payments under the tax receivable agreement will not be due until after the Company has filed its tax returns for a year in which the Company realizes a tax benefit resulting from an exchange; however, the timing of payments could be accelerated upon an early termination of the tax receivable agreement or change in control which could require payment prior to the Company’s ability to claim the tax benefit on its tax returns. Furthermore, RCAP Holdings will not be required to reimburse the Company for any payments previously made under the tax receivable agreement even if the IRS were to successfully challenge the increase in tax basis resulting from an exchange and, as a result, increase the Company’s tax liability. The accelerated timing of payments and the increase in the Company’s tax liability without reimbursement could affect the cash available to it and could impact its ability to pay dividends.
AR Capital Real Estate Income Fund. As of December 31, 2013, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund, an equity mutual fund managed by a related party, of $8.5 million and $5.9 million, respectively. As of December 31, 2012, RCS Advisory and Realty Capital Securities had no such investments.

RCS Capital Corporation and Subsidiaries
December 31, 2013

17. Segment Reporting
The Company operates through its three Original Operating Subsidiaries and First Allied in five principal segments: Independent Retail Advice; Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; and Transfer Agent. Realty Capital Securities, the Company’s Wholesale Broker-Dealer segment, includes the Company’s alternative investment program activities and is the distributor or dealer manager for proprietary and non-proprietary publicly registered non-exchange traded (“non-traded”) securities and for an open-end mutual fund. Proprietary programs are sponsored directly or indirectly by AR Capital, LLC, an affiliate. Realty Capital Securities distributes these securities through selling groups comprised of FINRA member broker-dealers located throughout the United States.
The Independent Retail Advice segment offers financial advice and investment solutions to investors through the broad network of financial advisors. First Allied operates as an independent subsidiary under its own brand and management.
The Wholesale Broker-Dealer segment includes the Company’s alternative investment program activities and Realty Capital Securities’ operations as the distributor or dealer manager for proprietary and non-proprietary publicly registered non-traded securities and for an open-end mutual fund. Proprietary programs are sponsored directly or indirectly by AR Capital, LLC, an affiliate. Realty Capital Securities distributes these securities through selling groups comprised of FINRA member broker-dealers located throughout the United States.
Transaction Management is provided by RCS Advisory whose activities support the alternative investment programs distributed by Realty Capital Securities. These activities include: services related to offering registration and blue sky filings; regulatory advice; registration maintenance; transaction management; marketing support; due diligence support; events; training and education; conference management; and strategic advice.
The Investment Banking and Capital Markets segment is a division of Realty Capital Securities and includes the Company’s strategic advisory and capital markets services focused, in part, on the direct investment program industry. Activities related to the Investment Banking and Capital Markets segment include: corporate strategic planning and advice; and sourcing, structuring and maintaining debt finance and derivative arrangements.
The Transfer Agent segment performs transfer agency activities related to the direct investment programs. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares.
The reportable business segment information is prepared using the following methodologies:

•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.

•
Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment’s net revenues, time spent and other factors.

•
Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to the Company’s reportable business segments, generally based on each reportable business segment’s capital utilization.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Amounts in the table have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The following table presents the Company’s net revenues, expenses and income before taxes by segment for the years ended December 31, 2013, 2012 and 2011(in thousands):

	Year Ended
	December 31,
	2013(1)	2012	2011
Independent retail advice:
Revenues	$94,930	$—	$—
Expenses	95,624	—	—
Income	$(694)	$—	$—
Wholesale broker-dealer:
Revenues	$802,965	$286,572	$174,729
Expenses	757,792	280,085	170,987
Income	$45,173	$6,487	$3,742
Transaction management:
Revenues	$24,367	$—	$—
Expenses	14,517	—	—
Income	$9,850	$—	$—
Investment banking and capital markets:
Revenues	$47,884	$925	$—
Expenses	5,107	—	—
Income	$42,777	$925	$—
Transfer agent:
Revenues	$12,558	$—	$—
Expenses	9,588	—	—
Income	$2,970	$—	$—

Revenue reconciliation
Total revenues for reportable segments	$982,704	$287,497	$174,729
Intercompany revenues	(7,637)	—	—
Total revenues	$975,067	$287,497	$174,729

Income reconciliation
Total income for reportable segments	$100,076	$7,412	$3,742
Corporate and other expenses	(218)	—	—
Income before income taxes	$99,858	$7,412	$3,742
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Amounts in the table have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements. The following table presents the Company’s total assets by segment as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013(1)	December 31, 2012
Segment assets:
Independent retail advice	$225,623	$—
Wholesale broker-dealer	32,058	15,286
Transaction management	20,211	—
Investment banking and capital markets	46,529	925
Transfer agent	8,618	—
Total assets for reportable segments	$333,039	$16,211

Assets reconciliation:
Total assets for reportable segments	$333,039	$16,211
Other assets and intercompany eliminations	3,486	—
Total consolidated assets	$336,525	$16,211
_____________________
(1) Amounts have been recast to reflect the inclusion of First Allied in the Company’s consolidated financial statements.
18. Subsequent Events
Recent Acquisitions
Subsequent to December 31, 2013, the Company completed the acquisitions of Cetera, Summit, J.P. Turner, Hatteras, First Allied, ICH, Trupoly and StratCap. The Company also entered into agreements to acquire VSR, Girard and Docupace, and these acquisitions are still pending. The recent and pending acquisitions were made in order for the Company to diversify its revenue stream and product offerings. The resulting goodwill associated with the recent acquisitions is made up of synergies related to higher strategic partner and financial advisor revenues as well as expense synergies associated with back office management, technology efficiencies, savings from the consolidation of the Company’s clearing platforms, the elimination of duplicative public company expenses and other factors. The Company also completed the acquisition of Trupoly, which will be integrated into the Company’s new crowdfunding investment platform. See Note 2 for more information.
Cetera Financings
Concurrently with the closing of the Cetera acquisition on April 29, 2014, the Company entered into the Bank Facilities: a $575.0 million senior secured first lien term loan facility, a $150.0 million senior secured second lien term loan facility and a $25.0 million senior secured first lien revolving credit facility.
The proceeds of the term facilities were used by the Company to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses. The proceeds of the revolving facility are expected to be used for permitted capital expenditures, to provide for the ongoing working capital requirements and for general corporate purposes. On July 21, 2014, the Company utilized $1.1 million from the revolving credit facility in the form of a backstop letter of credit.
On April 29, 2014, the Company also issued $120.0 million aggregate principal par value of convertible notes in a private placement. The convertible notes are senior unsecured obligations but they are structurally subordinate to the Bank Facilities, which are secured facilities, and any refinancing thereof. The convertible notes are convertible in $1,000 increments at the option of the holder, and to the extent permitted by the Bank Facilities, into shares of Class A common stock, at a conversion price equal to $21.18 per share of Class A common stock, subject to adjustment.

RCS Capital Corporation and Subsidiaries
December 31, 2013

On April 29, 2014, the Company issued 14,657,980 shares of convertible preferred stock to affiliates of Luxor in a private placement. The shares of convertible preferred stock are entitled to a dividend of 7% of the liquidation preference in cash and a dividend of 8% of the liquidation preference if a quarterly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock are convertible, at the option of the holders of the Company’s convertible preferred stock, into shares of Class A common stock, at the lower of (i) a 2% discount to VWAP, of Class A common stock for the ten trading days prior to the date of the holder’s election to convert; (ii) a 2% discount to the closing price of Class A common stock on the date of the holder’s election to convert; and (iii) $20.26, the fixed conversion price. If both the one-day VWAP and the daily closing price of Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price, or $50.65, and at least $10.0 million of Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then the Company may require the holders to convert the convertible preferred stock into shares of Class A common stock at the same price as set forth above. Accrued and unpaid dividends on the convertible preferred stock are also entitled to the same liquidation preference and are convertible into additional shares of Class A common stock on the same terms as actual shares of convertible preferred stock.
The terms of the convertible preferred stock set forth in the related certificate of designation include negative covenants relating to the issuance of additional preferred securities, amending the provisions of certificate of designation, affiliate transactions and the incurrence of indebtedness.
In the event of any liquidation, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Company’s common stock, the holders shall be entitled to receive an amount equal to the greater of (i) $18.42 in cash per convertible preferred share plus dividends accrued and unpaid to the date of the final distribution to the holders or (ii) an amount per convertible preferred share equal to the amount of consideration which would have been payable had each convertible preferred share been converted into shares of Class A common stock immediately prior to such liquidation. Until the holders have been paid the greater amount of alternative (i) or (ii) in full, no payment will be made to the holders of the Company’s common stock upon liquidation.
Put/Call
On April 29, 2014, the Company entered into a put/call agreement with Luxor whereby, subject to certain conditions, (i) the Company has the right to repurchase Luxor’s 19.46% interest in RCS Capital Management (the “Luxor percentage interest”) from Luxor in exchange for its fair market value (as determined by the Company and Luxor pursuant to the agreement) at the Company’s option in shares of Class A common stock or, a cash equivalent; and (ii) Luxor has the right to require the Company to purchase the Luxor percentage interest in exchange for a number of shares of Class A common stock (or, at the Company’s option, a cash equivalent) that is equal to 15.00% multiplied by the Luxor percentage interest multiplied by the then outstanding number of shares of Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and convertible preferred stock).
The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, American Realty Capital, RCS Holdings and RCAP Equity, LLC) may elect to purchase all of the Luxor percentage interest offered to the Company for an amount equal to the value of the Class A common stock required to be delivered by the Company for cash, shares of Class A common stock or a combination thereof. If the Company is prohibited by the Bank Facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.
RCS Capital Corporation Restructuring Transactions
On February 11, 2014, the Company entered into certain corporate restructuring transactions (the “Restructuring Transactions”) involving the Company, RCAP Holdings, the Original Operating Subsidiaries, and RCS Capital Management. The Company has entered into a series of agreements in connection with the Restructuring Transactions. The Company entered into the Restructuring Transactions to help simplify the Company’s corporate structure as the Company moves ahead with its recently announced acquisitions and related financings and strives to create the second-largest independent financial advice network in the United States.
Amendment of Exchange Agreement and Exchange
As an initial step in the Restructuring Transactions, on February 11, 2014, the Company entered into a First Amendment to the Exchange Agreement (the “Amendment”) with RCAP Holdings, the holder of (a) the Original Operating Subsidiaries Units, and (b) all the outstanding shares of Class B common stock. The purpose of the Amendment was to permit an exchange by RCAP Holdings of its Original Operating Subsidiaries Units for shares of Class A common stock and the related cancellation of a corresponding number of shares of Class B common stock thereunder, to be treated as a contribution by RCAP Holdings of its equity interests in each of the Original Operating Subsidiaries to the Company in a transaction intending to qualify as tax-free under Section 351 of the Internal Revenue Code of 1986, as amended.

RCS Capital Corporation and Subsidiaries
December 31, 2013

On February 11, 2014, as part of the Restructuring Transactions, RCAP Holdings exchanged 23,999,999 Original Operating Subsidiaries Units for 23,999,999 shares of Class A common stock.
The Company issued the Class A common stock in the Exchange to RCAP Holdings in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). RCAP Holdings was an existing holder of Class A common stock and the Class B common stock, and the Company did not, directly or indirectly, pay or give any commission or other remuneration to any party for soliciting the exchange.
Following receipt of stockholder consent, the Company amended the Company’s certificate of incorporation effective July 2, 2014 and amended the Exchange Agreement on August 5, 2014 to permit RCAP Holdings to continue to hold one share of Class B common stock without holding one Original Operating Subsidiaries Unit. Following this amendment, the remaining Original Operating Subsidiaries Unit owned by RCAP Holdings was exchanged for one share of Class A common stock, which was not issued as RCAP Holdings waived the right to receive it.
Equity Plan
Following the Exchange, which was consummated on February 11, 2014, and the registration statement on Form S-8 filed with respect to the equity plan on February 19, 2014, as of February 19, 2014, 2,649,999 shares of Class A common stock may be granted pursuant to awards under the equity plan. Subject to the filing of a registration statement on Form S-8 with respect to shares of Class A common stock that became available under the RCAP Equity Plan subsequent to February 19, 2014, an additional 6,070,221 shares could be granted pursuant to awards under the RCAP Equity Plan. As of September 29, 2014 2,366,703 shares have been issued under the RCAP Equity Plan.
Formation of RCS Holdings
Also in connection with the Restructuring Transactions, the Company formed RCS Capital Holdings, LLC (“RCS Holdings”), a Delaware limited liability company, and, in connection therewith, entered into a Limited Liability Company Agreement of RCS Holdings dated as of February 11, 2014 (the “RCS Holdings LLC Agreement”), between the Company and RCS Capital Management.
In connection with the formation of RCS Holdings, on February 11, 2014, (a) the Company entered into a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) with RCS Capital Management and RCS Holdings, pursuant to which the Company contributed to RCS Holdings 26,499,999 Class A Units of each of the Original Operating Subsidiaries (collectively, the “Class A Operating Subsidiary Units”) in exchange for 26,499,999 Class A RCS Holdings Units (as defined below), and (b) RCS Capital Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of the Original Operating Subsidiaries (the “Operating Subsidiary LTIP Units”) in exchange for 1,325,000 RCS Holdings LTIP Units (as defined below), which RCS Holdings LTIP Units (as defined below) will be subject to the Amended OPP (as defined below).
Pursuant to the limited liability company agreement of RCS Holdings, there are three classes of equity interests in RCS Holdings, called “Class A Units,” “Class C Units” and “LTIP Units” (“RCS Holdings LTIP Units”). In connection with the Restructuring Transaction, RCS Capital Management contributed all its LTIP Units in the Original Operating Subsidiaries to RCS Holdings in exchange for LTIP Units representing units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the execution of the RCS Holdings limited liability company agreement, 100% of the Class A Units of RCS Holdings were issued to the Company and 100% of the LTIP Units of RCS Holdings were issued to RCS Capital Management. The Class A Units of RCS Holdings issued to the Company are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The LTIP Units of RCS Holdings issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A Units of RCS Holdings, subject to certain exceptions. The LTIP Units of RCS Holdings were subject to vesting, forfeiture and restrictions on transfers as provided in the OPP, as amended in connection with the Restructuring Transactions. Until such time as the LTIP Units of RCS Holdings were fully earned in accordance with the provisions of the OPP, the LTIP Units of RCS Holdings are entitled to distributions equal to 10% of the distributions on Class A Units of RCS Holdings. After the LTIP Units of RCS Holdings were fully earned, they became entitled to a catch-up distribution and then the same distributions as Units of RCS Holdings. The board determined that 310,947 LTIP Units were earned the as of April 28, 2014, and 1,014,053 LTIP Units were forfeited. At the time RCS Capital Management’s capital account with respect to the LTIP Units of RCS Holdings is economically equivalent to the average capital account balance of the Class A Units and the Class C Units of RCS Holdings, has been earned and has been vested for 30 days, the LTIP Units of RCS Holdings will automatically convert into Class C Units on a one-to-one basis. The Class C Units have the same rights, privileges and obligations associated with Class A Units of RCS Holdings (other than voting) but will be exchangeable for shares of Class A common stock on a one-to-one basis pursuant to an exchange agreement to be entered into. Pursuant to the limited liability company agreement of RCS Holdings, the Company, as the managing member of RCS Holdings, controls RCS Holdings’ affairs and decision making.

RCS Capital Corporation and Subsidiaries
December 31, 2013

Amended and Restated Limited Liability Company Agreements of the Original Operating Subsidiaries
Also in connection with the formation of RCS Holdings, on February 11, 2014, the Company and RCAP Holdings entered into an amendment and restatement of each of the existing limited liability company agreements of the Original Operating Subsidiaries. Under the amended and restated operating agreements of the Company’s Original Operating Subsidiaries, there are two classes of units of each such Original Operating Subsidiary called “Class A Units” and “Class B Units.” The Company, through RCAP Holdings, holds 100% of the outstanding Class A Units of each Original Operating Subsidiary, and RCAP Holdings held the sole outstanding Class B Unit in each Original Operating Subsidiary. Class A Units confer substantially all of the economic rights and all of the voting rights in each Original Operating Subsidiary. Class B Units conferred de minimis economic rights and no voting rights in each Original Operating Subsidiary.
As part of the Restructuring Transaction, pursuant to the Company’s exchange agreement with RCAP Holdings on February 11, 2014, RCAP Holdings exchanged all of its shares of Class B common stock in the Company and Original Operating Subsidiaries Units except for one share of Class B common stock and one Original Operating Subsidiaries Unit for a total of 23,999,999 shares of Class A common stock.
Following receipt of stockholder consent, the Company amended the Company’s certificate of incorporation effective July 2, 2014 and amended the Exchange Agreement on August 5, 2014 to permit RCAP Holdings to continue to hold one share of Class B common stock without holding one Original Operating Subsidiaries Unit. Following this amendment, the remaining Original Operating Subsidiaries Unit owned by RCAP Holdings was exchanged for one share of Class A common stock, which was not issued as RCAP Holdings waived the right to receive it. Accordingly, no more Original Operating Subsidiaries Units are outstanding and the voting and economic interests in the Original Operating Subsidiaries are now held by the Company, indirectly, through RCS Holdings’ ownership of the Class A Units.
Amended and Restated Services Agreement
On February 11, 2014, in connection with the Restructuring Transactions, the Company entered into an amendment and restatement of the existing Management Agreement dated as of June 10, 2013, among the Company, the Original Operating Subsidiaries and RCS Capital Management. Upon the amendment and restatement of such Management Agreement, it is now known as the Amended and Restated Services Agreement (the “Services Agreement”).
In the Services Agreement, RCS Holdings was added as a party thereto and service recipient thereunder, and the Original Operating Subsidiaries are no longer parties thereto but continue to be service recipients thereunder. In connection with such change, the fees payable to RCS Capital Management pursuant to the Services Agreement are now allocated between the Company and RCS Holdings based on any reasonable method determined by the Company’s independent directors, such as the relative value of the services provided during the relevant period or the relative amount of time spent by RCS Capital Management providing management services to RCS Holdings and the Original Operating Subsidiaries, on the one hand, and the Company, on the other hand.
The Services Agreement was also executed in order to clarify the services to be provided to the Company, RCS Holdings and the Original Operating Subsidiaries on a going-forward basis. In addition, the parties extended the expiration of the initial term of the Services Agreement from June 10, 2023 to June 10, 2033. During the initial term, the Company, together with RCS Holdings, may terminate the Services Agreement only for cause (as defined in the Services Agreement).

RCS Capital Corporation and Subsidiaries
December 31, 2013

In addition, the Services Agreement was executed in order to simplify the definition of the “Quarterly Fee” payable to RCS Capital Management and the definition of “Core Earnings” (a component used in calculating the incentive fee payable to RCS Capital Management). Pursuant to the revised definition of the Quarterly Fee, the Company, together with RCS Holdings, pays RCS Capital Management: (a) a quarterly fee in an aggregate amount equal to 10% of the Company’s pre-tax income calculated under U.S. (if such amount is a positive number), calculated and payable quarterly in arrears, subject to the Company’s U.S. GAAP pre-tax income being positive for the current and three preceding calendar quarters. Core Earnings is a non-GAAP measure and is now defined as the after-tax U.S. GAAP net income (loss) of the Company before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and the Company’s independent directors and after approval by a majority of the Company’s independent directors. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company’s Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of the Company’s common stock of all of the Company’s cash and non-cash issuances of common stock from and after June 5, 2013, multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company’s equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company’s cash flows for the 12 most recently completed calendar quarters is greater than zero.
Amended and Restated 2013 Multi-Year Outperformance Agreement
On February 11, 2014, the Company, the Original Operating Subsidiaries, RCS Holdings and RCS Capital Management entered into the Amended and Restated 2013 Multi-Year Outperformance Agreement (the “Amended OPP”), which upon completion of the Restructuring Transactions superseded and replaced the 2013 Multi-Year Outperformance Agreement dated as of June 10, 2013 (the “Original OPP”), among the Company, the Original Operating Subsidiaries and RCS Capital Management. The Amended OPP provides that all the terms of award of RCS Holdings LTIP Units issued to RCS Capital Management pursuant to the Contribution and Exchange Agreement described above will be the same as previously applied under the Original OPP to the Operating Subsidiary LTIP Units that were contributed by RCS Capital Management to RCS Holdings, including without limitation the maximum award opportunity, the performance metrics, the performance measurement periods, and the vesting terms thereof. The sole purpose for entering into the Amended OPP was to facilitate the formation of RCS Holdings and simplify the Company’s structure by providing RCS Capital Management with RCS Holdings LTIP Units in lieu of Operating Subsidiary LTIP Units.
The Company, RCS Holdings and RCS Capital Management agreed to further amend the Amended OPP to provide that the first valuation date would be April 28, 2014 and that any LTIP Units not earned as of such date would be forfeited without payment of compensation. The board determined that as of such valuation date 310,947 LTIP Units were earned and 1,014,053 LTIP Units were forfeited. No additional LTIP Units may be earned under the Amended OPP. The earned LTIP Units were distributed to the members of RCS Capital Management immediately prior to the acquisition by Luxor of an interest in RCS Capital Management.
Subject to RCS Capital Management’s continued service through each vesting date, 1/3 of any LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the Commencement Date. After the LTIP Units were fully earned, they became entitled to a catch-up distribution and the same distributions as the Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the earned LTIP Units is economically equivalent to the average capital account balance of the Class A Units and Class C Units of RCS Holdings and has been vested for 30 days, the applicable earned LTIP Units will automatically convert into Class C Units of RCS Holdings on a one-to-one basis.
Public Offering and Concurrent Private Offering
On June 10, 2014, the Company issued 19,000,000 shares of Class A common stock in a public offering at a price of $20.25 per share. In connection with the public offering, the Company granted the underwriters the option to purchase up to 3,600,000 additional shares of Class A common stock to cover over-allotments, if any, for a period of 30 days. On June 18, 2014, the underwriters purchased an additional 870,248 shares pursuant to the over-allotment option at the public offering price of $20.25 per share.
On June 10, 2014 the Company issued 2,469,136 shares of Class A common stock at the public offering price of $20.25 per share to Luxor in a concurrent private offering.

RCS Capital Corporation and Subsidiaries
December 31, 2013

2014 Stock Purchase Program
On June 10, 2014, RCAP Holdings and RCAP Equity, LLC, as the holders of 68.97% of the combined voting power of the Company’s outstanding common stock, approved the Company’s 2014 Stock Purchase Program (the “Program”). The Program became effective on June 30, 2014. The purpose of the Program is to enable select employees, financial advisors and executive officers of the Company and its affiliates and of subsidiaries of the Company that will be part of the Company’s independent retail advice platform (“Eligible Individuals”) to acquire proprietary interests in the Company through the ownership of Class A common stock. The Program is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and any warrants granted under the Program are not intended to qualify as “incentive stock options” under Section 422 of the Code. Up to 4,000,000 shares of Class A common stock may be sold to Eligible Individuals or may be issued under warrants granted under the Program. As of September 29, 2014 no shares of Class A common stock have been purchased and no warrants have been issued under the Program.
Dividends
On March 20, 2014, the Company’s Board of Directors authorized, and the Company declared, a cash dividend for the first quarter of 2014 for its Class A common stock. The cash dividend was paid on April 10, 2014 to record holders of Class A common stock at the close of business on March 31, 2014 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the fourth quarter of 2013.
On June 17, 2014, the Company’s Board of Directors authorized and the Company declared a cash dividend for the quarter ended June 30, 2014 for its Class A common stock. The cash dividend was paid on July 10, 2014 to record holders of Class A common stock at the close of business on June 30, 2014 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the first quarter of 2014. After the dividend paid with respect to the second quarter of 2014, the Board of Directors has decided to discontinue future quarterly dividends.